UP TO U.S. $150,000,000

                         CREDIT FACILITY AGREEMENT

                       Dated as of December 20, 1996

                                  Between

                           TAD PROPERTIES, L.L.C.

                                as Borrower

                                    and

                   CS FIRST BOSTON MORTGAGE CAPITAL CORP.

                                  as Lender

                              TABLE OF CONTENTS
                              -----------------

                                                                          PAGE
                                                                          ----


ARTICLE I     DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . . . . .   1
    1.1. Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2. Accounting Terms. . . . . . . . . . . . . . . . . . . . . . . . .  17
    1.3. Certain Terms . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE II    AMOUNTS AND TERMS OF THE LOANS . . . . . . . . . . . . . . .  17
    2.1. The Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    2.2. Making the Loans. . . . . . . . . . . . . . . . . . . . . . . . .  18
    2.3. Earnout . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    2.4. Repayment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    2.5. Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    2.6. Reserve Account . . . . . . . . . . . . . . . . . . . . . . . . .  21
    2.7. Application of Payments After Event of Default. . . . . . . . . .  22
    2.8. Interest Rate Determination and Protection. . . . . . . . . . . .  22
    2.9. Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . .  22
    2.10.     Illegality . . . . . . . . . . . . . . . . . . . . . . . . .  23
    2.11.     Capital Adequacy . . . . . . . . . . . . . . . . . . . . . .  23
    2.12.     Payments and Computations. . . . . . . . . . . . . . . . . .  23
    2.13.     Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    2.14.     Use of Loans . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE III   INITIAL APPROVAL OF PROPOSED MOTEL FACILITIES;PREPARATION OF
              MORTGAGE DOCUMENTS; PRELIMINARY APPROVAL . . . . . . . . . .  25
    3.1. Initial Motels. . . . . . . . . . . . . . . . . . . . . . . . . .  25
    3.2. Approval of Proposed Motel Facilities . . . . . . . . . . . . . .  25
    3.3. Preparation and Execution of Mortgage Documents . . . . . . . . .  26

ARTICLE IV    CONDITIONS OF LENDING. . . . . . . . . . . . . . . . . . . .  26
    4.1. Conditions Precedent to Effectiveness . . . . . . . . . . . . . .  26
    4.2. Conditions Precedent to Each Loan . . . . . . . . . . . . . . . .  27
    4.3. Further Conditions Precedent to Each Loan . . . . . . . . . . . .  30
    4.4. Conditions Precedent for an Earnout . . . . . . . . . . . . . . .  31

ARTICLE V     REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . .  32
    5.1. Representations and Warranties as to Borrower . . . . . . . . . .  32
    5.2. Representations and Warranties as to the
         Borrower and the Approved Motel Facilities. . . . . . . . . . . .  36
    5.3. Survival of Representations . . . . . . . . . . . . . . . . . . .  41

ARTICLE VI    LIABILITY OF MOA . . . . . . . . . . . . . . . . . . . . . .  41
    6.1. Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    6.2. Bankruptcy/Enforcement. . . . . . . . . . . . . . . . . . . . . .  42
    6.3. Reliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE VII   AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . .  42
    7.1. Compliance with Laws, Etc . . . . . . . . . . . . . . . . . . . .  42
    7.2. Conduct of Business . . . . . . . . . . . . . . . . . . . . . . .  42
    7.3. Payment of Taxes, Etc . . . . . . . . . . . . . . . . . . . . . .  43
    7.4. Maintenance of Insurance. . . . . . . . . . . . . . . . . . . . .  43
    7.5. Preservation of Existence; Single Purpose Entity. . . . . . . . .  43
    7.6. Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    7.7. Keeping of Books. . . . . . . . . . . . . . . . . . . . . . . . .  44
    7.8. Maintenance of Properties, Etc. . . . . . . . . . . . . . . . . .  44
    7.9. Performance and Compliance with Other Covenants . . . . . . . . .  44
    7.10.     Application of Proceeds. . . . . . . . . . . . . . . . . . .  44
    7.11.     Financial Statements . . . . . . . . . . . . . . . . . . . .  44
    7.12.     Reporting Requirements . . . . . . . . . . . . . . . . . . .  45
    7.13.     Leases and Operating Leases. . . . . . . . . . . . . . . . .  47
    7.14.     Employee Plans . . . . . . . . . . . . . . . . . . . . . . .  48
    7.15.     Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . .  48
    7.16.     Environmental Matters. . . . . . . . . . . . . . . . . . . .  48
    7.17.     Maintenance of Reserves/Operating Lease. . . . . . . . . . .  49
    7.18.     Casualty and Condemnation. . . . . . . . . . . . . . . . . .  49
    7.19.     Further Assurances . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE VIII  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . .  49
    8.1. Liens, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
    8.2. Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    8.3. Lease Obligations . . . . . . . . . . . . . . . . . . . . . . . .  51
    8.4. Asset Sales/Refinancings. . . . . . . . . . . . . . . . . . . . .  51
    8.5. Investments . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    8.6. Change in Nature of Business or Organizational Documents. . . . .  54
    8.7. Modification of Material Agreements . . . . . . . . . . . . . . .  54
    8.8. Accounting Changes. . . . . . . . . . . . . . . . . . . . . . . .  54
    8.9. Transactions with Affiliates. . . . . . . . . . . . . . . . . . .  54
    8.10.     Environmental Matters. . . . . . . . . . . . . . . . . . . .  54
    8.11.     Membership Interests . . . . . . . . . . . . . . . . . . . .  55
    8.12.     Cash Flow. . . . . . . . . . . . . . . . . . . . . . . . . .  55
    8.13.     ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

ARTICLE IX    EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . .  55
    9.1. Events of Default . . . . . . . . . . . . . . . . . . . . . . . .  55
    9.2. Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

ARTICLE X     MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . .  58
    10.1.     Amendments, Etc. . . . . . . . . . . . . . . . . . . . . . .  58
    10.2.     Notices, Etc . . . . . . . . . . . . . . . . . . . . . . . .  58
    10.3.     No Waiver; Remedies. . . . . . . . . . . . . . . . . . . . .  59
    10.4.     Costs; Expenses; Indemnities . . . . . . . . . . . . . . . .  59
    10.5.     Right of Set-off . . . . . . . . . . . . . . . . . . . . . .  60
    10.6.     Binding Effect . . . . . . . . . . . . . . . . . . . . . . .  61
    10.7.     Assignments and Participations . . . . . . . . . . . . . . .  61
    10.8.     Governing Law; Severability. . . . . . . . . . . . . . . . .  62
    10.9.     Submission to Jurisdiction; Service of Process . . . . . . .  62
    10.10.    Section Titles . . . . . . . . . . . . . . . . . . . . . . .  62
    10.11.    Execution in Counterparts. . . . . . . . . . . . . . . . . .  62
    10.12.    Entire Agreement . . . . . . . . . . . . . . . . . . . . . .  62
    10.13.    Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . .  63
    10.14.    Enforcement by Borrower. . . . . . . . . . . . . . . . . . .  63

                                   EXHIBITS

Exhibit A     -    Form of Senior Note

Exhibit A-1   -    Form of Mezzanine Note

Exhibit A-2   -    Form of Earnout Note

Exhibit B     -    Form of Notice of Borrowing

Exhibit C     -    Form of Opinion of Counsel for the Borrower

Exhibit C-1   -    Form of Opinion of Counsel for the Borrower (re:Security
                   Documents)

Exhibit D     -    Form of Opinion of Local Counsel for the Borrower

Exhibit E     -    Form of Mortgage

Exhibit F     -    Form of Assignment Agreement

Exhibit G     -    Form of Security Agreement

Exhibit H     -    Form of MOA Pledge

Exhibit I     -    Form of Fixed Payment Certificate

Exhibit J     -    Form of Subordination, Non-Disturbance and Attornment
Agreement

Exhibit K     -    Form of Operating Agreement

Exhibit L     -    Form of Operating Lease

Exhibit M     -    Form of Acquisition Agreement

Exhibit N     -    Form of Assignment of Contracts

Exhibit 0     -    Form of Assignment of Acquisition Agreement

         CREDIT FACILITY AGREEMENT (this "Agreement"), dated as of the 20th day of December, 1996, between TAD PROPERTIES, L.L.C., a Delaware limited liability company (the "Borrower"), and CS FIRST BOSTON MORTGAGE CAPITAL CORP., a Delaware corporation (the "Lender").

                             W I T N E S S E T H:

         WHEREAS, the Borrower desires to obtain a series of loans from the Lender in an aggregate amount at any time outstanding of up to $150,000,000 to provide the Borrower with funds to acquire real estate as more particularly described herein;

         WHEREAS, the Lender is unwilling to make such loans unless the Borrower joins in the execution and delivery of this Agreement which shall establish the terms and conditions of such loans;

         NOW, THEREFORE, in consideration of the making of the promises and covenants, agreements, representations and warranties set forth in this Agreement, the parties hereby covenant, agree, represent and warrant as follows:

                                 ARTICLE I

                      DEFINITIONS AND ACCOUNTING TERMS

         1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Acquisition Agreement" means that certain Development and Purchase and Sale Agreement attached hereto as Exhibit M, entered into between Borrower and Motel Developer.

         "Affiliate" means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Credit Facility Agreement, together with all Exhibits and Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time.

         "Appraisal" means an appraisal using methodologies reasonably acceptable to the Lender at the time such appraisal is or was made and performed by a Recognized Appraiser.

         "Approved Construction Costs" means, with respect to each Proposed Motel Facility, the estimated costs, as the same may be amended from time to time, to be incurred by Motel Developer with respect to acquiring the real property and constructing the improvements thereon (including but not limited to, (i) costs for land acquisition and site improvements thereto, (ii) costs for environmental inspections, soil analysis, title insurance, permits and other predevelopment items; (iii) all hard costs, including contingency, (iv) all legal, architectural, engineering and other professional fees and disbursements, (v) all soft costs incurred in connection with the acquisition and development, (vi) $20,000 for each Approved Motel Facility representing the allocable share of all fees payable in connection with the Commitment (including, but not limited to legal and other professional fees and expenses, financing and advisory fees payable to the Lender in connection with the negotiation and execution of this Agreement), (vii) legal fees, title insurance premiums and other customary closing expenses incurred in connection with the acquisition of each Approved Motel Facility and the closing of each respective Loan and (viii) the Motel Developer Supervisory Fee, which estimated costs set forth in clauses (i) through (viii) of this definition are set forth on a budget, (and if amended, on an amended budget) submitted to and approved by the Lender, which approval will not be unreasonably withheld or delayed.

         "Approved Motel Facility" means a Proposed Motel Facility approved by the Lender pursuant to Section 3.2 hereof and for which a Loan is advanced pursuant to this Agreement.

         "Asset Sale" means any sale, conveyance, transfer, assignment, lease or other disposition by the Borrower to any Person of any Approved Motel Facility (other than the leasing of an Approved Motel Facility to an Operating Lessee pursuant to an Operating Lease).

         "Asset Sale Proceeds" means payments received by the Borrower from any Asset Sale (after repayment of the Loan secured by the respective Approved Motel Facility), in each case net of the amount of: (i) brokers' and advisors' fees and commissions payable (other than to an Affiliate of the Borrower) in connection with such Asset Sale; (ii) all foreign, federal, state and local taxes payable as a direct consequence of such Asset Sale; (iii) the reasonable fees and expenses attributable to such Asset Sale, to the extent not included in clause (i) (except to the extent payable to any Affiliate of the Borrower), and (iv) customary closing costs and adjustments to the extent not included in clauses (i) and (iii) of this definition.

         "Assignment Agreement" means an agreement substantially in the form of Exhibit F, executed by the Borrower, Franchisor and the Lender, assigning to the Lender, each Franchise Agreement.

         "Assignment of Contracts" means an agreement substantially in the form of Exhibit N executed by Borrower.

         "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the rate of interest announced publicly by Bankers Trust Company, New York, New York, from time to time, as such bank's prime rate.

         "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and a day on which dealings are also carried on in the London interbank market.

         "Capitalized Lease" means, as to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in conformity with GAAP.

         "Capitalized Lease Obligations" means, as to any Person, the capitalized amount of all obligations of such Person under Capitalized Leases, in conformity with GAAP.

         "Closing Date" means the date on which any Loan is made.

         "Code" means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

         "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower in or upon which a Lien is granted under any of the Collateral Documents.

         "Collateral Documents" means the Assignment Agreement, the assignment agreement in respect of the Acquisition Agreement, the Mortgages, the Security Agreement, the MOA Pledge and any other document now or hereafter executed and delivered by the Borrower or MOA granting a Lien on any of its property to secure payment of the Obligations.

         "Commitment" has the meaning specified in Section 2.1.

         "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness or Contractual Obligation of another Person, if the purpose or intent of such Person in incurring the Contingent Obligation is to provide assurance to the obligee of such Indebtedness or Contractual Obligation that such Indebtedness or Contractual Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness or Contractual Obligation will be protected (in whole or in part) against loss in respect thereof. Contingent Obligations of a Person include, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of an obligation of another Person, and (b) any liability of such Person for an obligation of another Person through any agreement (contingent or otherwise)
(i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligation or to assure the holder of such obligation against loss, or (v) to supply funds to or in any other manner invest in such other Person (including, without limitation, to pay for property or services irrespective of whether such property is received or such services are rendered).

         "Contract" means any contract, agreement, undertaking, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, deed of trust, license, franchise, insurance policy, commitment or other arrangement or agreement.

         "Contractual Obligation" of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any Contract to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

         "Default" means any event which with the passing of time or the giving of notice or both would become an Event of Default.

         "Default Rate" has the meaning specified in Section 2.4 (e).

         "DL" has the meaning specified in Section 4.1(c).

         "DOL" means the United States Department of Labor, or any successor thereto.

         "Dollars" and the sign "$" each mean the lawful money of the United States of America.

         "DSCR" means for any specified period the ratio of (a) Net Operating Income for such period to (b) the debt service payable in such period on all Indebtedness of the Borrower (assuming that monthly debt service on the Loans during such period is equal to the greater of: (i) the monthly payment which would be required to fully liquidate the Loans in twenty-five (25) years assuming a rate of interest equal to the interest rate in effect with respect to the Senior Tranche as of the commencement date of such period; and (ii) the monthly interest payment which would be required in respect of the Loans during such period assuming a rate of interest equal to eleven and one-half percent per annum)

         "Earnout" has the meaning specified in Section 2.3.

         "Earnout Note" means the note delivered by the Borrower to the Lender in the form of Exhibit A-2 hereto.

         "Earnout Tranche" has the meaning specified in Section 2.1.

         "Earnout Tranche Rate" means the LIBOR Base Rate plus four and one-half percent (4-1/2%).

         "Environmental Claim" means any accusation, allegation, notice of violation, action, claim, Environmental Lien, demand, abatement or other Order or direction (conditional or otherwise) by any Governmental Authority or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restriction, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material or odor, audible noise or other nuisance, or other Release in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, operated or leased by the Borrower or any activities or operations thereof; (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with any property owned, operated or leased by the Borrower or their operations or facilities; or (iii) the violation, or alleged violation, of any Environmental Laws, Orders or Environmental Permits of or from any Governmental Authority relating to environmental matters connected with any property owned, leased or operated by the Borrower.

         "Environmental Laws" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating in any way to the environment, natural resources, or public or employee health and safety and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. Sect. 9601 et seq., the Hazardous Materials Sect. Tansportation Act, 49 U.S.C. Sect. 1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sect. Sect. 136 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., the Toxic Sect. Substances Control Act, 15 U.S.C. 2601 et seq., the Clean Air Act, 42 U.S.C. Sect. 7401 et seq., the Clean Water Sect. Act, 33 U.S.C. Sect. 1251 et seq., the Occupational Safety and Health Act, 29 Sect. Sect. U.S.C. Sect. 651 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. Sect. 2701 et seq., as Sect. Sect. such laws have been amended or supplemented, and the Sect. regulations promulgated pursuant thereto, and all analogous state and local statutes.

         "Environmental Liabilities and Costs" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim.

         "Environmental Lien" means any Lien in favor of any Governmental Authority arising under any Environmental Law.

         "Environmental Permit" means any Permit required under any applicable Environmental Laws or Order and all supporting documents associated therewith.

         "ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower within the meaning of Section 414 (b), (c), (m) or (o) of the Code.

         "ERISA Event" means (i) an event described in Sections 4043(b)(1),
(2), (3), (5), (6), (8), (9), (10), (11), (12) or (13) of ERISA with respect to a Pension Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of the Borrower or any ERISA Affiliate from any Multiemployer Plan or the insolvency of any Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Pension Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA;
(v) the institution of proceedings by the PBGC to terminate or appoint a trustee to administer a Pension Plan or Multiemployer Plan; (vi) the failure to make any required contribution to a Pension Plan; (vii) any other event or condition which might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (ix) a prohibited transaction (as described in Code Section 4975 or ERISA Section 406) shall occur with respect to any Plan; or (x) the Borrower or ERISA Affiliate shall request a minimum funding waiver from the IRS with respect to any Pension Plan.

         "Event of Default" has the meaning specified in Section 9.1.

         "Final Borrowing Date" means the second anniversary of the date hereof.

         "Final Maturity Date" means with respect to each Loan, the date that is three and one-half years following the Closing Date thereof.

         "Financial Officer's Certificate" has the meaning specified in
Section 7.11(c).

         "Fiscal Quarter" means each of the three month periods ending on March 31, June 30, September 30 and December 31.

         "Fiscal Year" means the twelve month period ending on December 31.

         "Fixed Earnout Tranche Payment" means an amount (as confirmed and acknowledged by the Borrower pursuant to the Fixed Payment Certificate) equal to the greater of: (a) the payment required for the respective Interest Period in order to fully liquidate each Loan made in respect of an Earnout in twenty-five (25) years, assuming a rate of interest equal to the Earnout Tranche Rate determined as of the Closing Date of the respective Earnout; and (b) the interest accrued on the Earnout Tranche during the respective Interest Period assuming a rate of interest equal to eleven and one-half percent (11-1/2%) per annum.

         "Fixed Payment Certificate" shall mean a certificate of the Borrower in the form of Exhibit I executed and delivered by the Borrower on each Closing Date in which the Borrower shall acknowledge and certify the Fixed Senior Tranche Payment and Fixed Earnout Tranche Payment (as applicable) as of each such Closing Date.

         "Fixed Senior Tranche Payment" means an amount (as confirmed and acknowledged by the Borrower pursuant to the Fixed Payment Certificate) equal to the greater of (a) the payment required for the respective Interest Period in order to fully liquidate the Senior Tranche portion of the respective Loan in twenty-five (25) years, assuming a rate of interest equal to the Senior Tranche Rate determined as of the Closing Date of such respective Loan; and
(b) the interest accrued on the Senior Tranche portion of the respective Loan during the respective Interest Period assuming a rate of interest equal to eleven and one-half percent (11-1/2%) per annum.

         "Franchise Agreement" means each franchise agreement entered into between Franchisor and the Borrower, as shall be approved by the Lender (which approval shall not be unreasonably withheld or delayed).

         "Franchisor" means Microtel or such other franchiser under a Franchise Agreement as shall be approved by the Lender (which approval may be withheld in the sole and absolute discretion of the Lender).

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Material" means any substance, material or waste which is regulated by any Governmental Authority of the United States or other national government, including, without limitation, any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

         "Indebtedness" of any Person means (i) all indebtedness of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers, acceptances, whether or not matured) or for the deferred purchase price of property or services, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),
(iv) all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (vii) all obligations of such Person under Interest Rate Contracts, and (viii) all Indebtedness referred to in clause
(i), (ii), (iii), (iv), (v), (vi) or (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,
(ix) in the case of the Borrower, the Obligations, and (x) all liabilities of such Person that would be shown on a balance sheet of such Person prepared in conformity with GAAP.

         "Indemnitees" has the meaning specified in Section 10.4.

         "Interest Period" shall mean, with respect to each Loan hereunder, the period commencing on the date of such Loan and ending on the day immediately preceding the first Business Day of the first calendar month thereafter, and, thereafter, each period commencing on the first Business Day in the first calendar month thereafter and ending on the day immediately preceding the first Business Day of the following calendar month. Notwithstanding the foregoing, if any Interest Period would otherwise commence before and end after the Final Maturity Date of a Loan, such Interest Period shall end on the Final Maturity Date thereof.

         "Interest Rate Contracts" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

         "IRS" means the Internal Revenue Service, or any successor thereto.

         "Legal Proceedings" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

         "LIBOR Base Rate" shall mean, for any Interest Period, the interest rate per annum offered for 30 day deposits in U.S. Dollars in the London interbank market which appears on Telerate Page 3750 or such other page as may replace Page 3750 on that service or such other service or services as may be nominated by The British Bankers' Association for the purpose of displaying such rate (collectively, "telerate Page 3750") as of 9:00 A.M. New York City time on the first Business Day of such Interest Period. In the event that (i) more than one such LIBOR Base Rate is provided, the average of such rate shall apply or (ii) no such LIBOR Base Rate is published, then the LIBOR Base Rate shall be determined from such comparable financial reporting company as the Lender, in its discretion, shall determine.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to secure payment of any Indebtedness or other obligation, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the Uniform Commercial Code or comparable law of any jurisdiction, of any financing statement naming the owner of the asset to which such Lien relates as debtor (excluding precautionary filings).

         "Loan" means each portion of the Commitment to be made by the Lender to the Borrower in connection with: (a) the acquisition of each Approved Motel Facility; or (b) an Earnout.

         "Loan Documents" means, collectively, this Agreement, the Notes, the Collateral Documents and each certificate, agreement or document executed by the Borrower and delivered to the Lender in connection with or pursuant to any of the foregoing, as such agreements, documents or instruments may be amended, modified or supplemented from time to time.

         "Lockout Period" means, with respect to each Loan, a period of six
(6) months following the respective Closing Date.

         "Managing Member" means TAD Membership Corp., a wholly owned subsidiary of MOA, as managing member of Borrower under the Operating Agreement.

         "Material Adverse Change" means a material adverse change in any of:
(i) the condition (financial or otherwise), business, performance, prospects, operations or properties of (A) the Borrower, (B) ten percent of the Approved Motel Facilities (as measured by the amount of each Loan made in respect of each Approved Motel Facility, provided, however, that with respect to a material adverse change which occurs in connection with an Approved Motel Facility as a result of a default by the respective Operating Lessee, then so long as TAD Leasing or a new Operating Lessee enters into a new Operating Lease with respect to such Approved Motel Facility or TAD Leasing assumes the obligations of such respective lessee under the respective Operating Lease from and after the date of such assumption, then a material adverse change shall not be deemed to have occurred with respect to such Approved Motel Facility for purposes of this clause (B)), or (C) any Franchisor; (ii) the legality, validity or enforceability of any Loan Document; (iii) the perfection or priority of the Liens granted pursuant to the Collateral Documents; (iv) the ability of the Borrower to repay the obligations or to perform its obligations under any Loan Document; or (v) the rights and remedies of the Lender under the Loan Documents.

         "Mezzanine Note" means the note delivered by the Borrower to the Lender in the form of Exhibit A-1 hereto.

         "Mezzanine Tranche" has the meaning specified in Section 2.1.

         "Microtel" means Microtel Inns and Suites Franchising, Inc., a Georgia corporation.

         "MOA" means Motels of America, Inc., a Delaware corporation.

         "MOA Pledge" means the stock pledge agreement in the form of Exhibit H hereto.

         "MOA Equity Contribution" means all capital contributions made by (or on behalf of) MOA to the capital of the Borrower, including, but not limited to, all costs paid by (or on behalf of) MOA in connection with the acquisition and construction of each Proposed Motel Facility.

         "Mortgages" means the mortgages or deeds of trust made or required herein to be made by the Borrower in substantially the form of Exhibit E, as such Mortgages may be amended, supplemented or otherwise modified from time to time.

         "Motel Developer" means TAD Development Corp., a Delaware corporation.

         "Motel Developer Supervisory Fee" means, with respect to each Approved Motel Facility, a fee payable by Borrower to Motel Developer in an amount not to exceed three percent (30%) of the total Approved Construction Costs of such Approved Motel Facility in connection with services rendered by Motel Developer to Borrower pursuant to a separate agreement between the Borrower and Motel Developer and approved by the Lender (which approval shall not be unreasonably withheld or delayed). In no event shall the Motel Developer Supervisory Fee exceed, in the aggregate, the sum of $6,000,000 with respect to all of the Approved Motel Facilities (exclusive of out-of-pocket expenses, such as, but not limited to, expenses for travel, meals, hotel accommodations and similar such expenses).

         "Multiemployer Plan" means, as of any applicable date, a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, and to which the Borrower, any of its Subsidiaries, or any ERISA Affiliate is making, is obligated to make, or within the six-year period ending at such date, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

         "Net Operating Income" means with respect to each Approved Motel Facility for any specified period the actual net income derived from such Approved Motel Facility during such period without regard to the Operating Lease relating thereto and determined on an accrual basis in accordance with GAAP adjusted as follows: (a) gross income shall not include room revenues in excess of room revenues which would have been received assuming a seventy (70%) percent occupancy rate during the entire specified period, (b) expenses shall include to the extent not otherwise included in expense (i) a management fee of five (5%) percent of room revenues, (ii) a franchise fee and a marketing reservation and advertising fee in the combined amount of eight (8%) percent of room revenues, (iii) a reserve for furniture, fixtures, equipment and capital expenditures in the amount of four (4%) percent of room revenues and (iv) real estate taxes assuming a full assessment and (c) expenses shall not include (i) interest, (ii) income taxes, (iii) depreciation, amortization and other non-cash items, and (iv) management fees and franchise and marketing fees relating to any gross income excluded pursuant to clause (a) of this definition.

         "Non-Disturbance Agreement" means the Subordination, Non-Disturbance and Attornment Agreement substantially in the form of Exhibit J hereto entered into between each Operating Lessee and the Lender.

         "Notes" means the Senior Note, Mezzanine Note and the Earnout Note.

         "Notice of Borrowing" has the meaning specified in Section 2.2(a).

         "Obligations" means the Loans and all other advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender or any Indemnitee, of every type and description, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other Loan Document, whether or not for the payment of money, loan, guaranty, indemnification, foreign exchange transaction or Interest Rate Contract or in any other manner, whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term "Obligations" includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

         "Operating Agreement" means that certain Amended and Restated Operating Agreement of the Borrower, to be entered into on the initial Closing Date by and among MOA, TAD Membership Corp. and the Lender in the form attached hereto as Exhibit K.

         "Operating Lease" means, with respect to each Approved Motel Facility, a net lease substantially in the form of Exhibit L attached hereto, between the Borrower, as lessor, and the Operating Lessee, as lessee, which shall provide that: (a) the fixed annual rent payable thereunder shall not be less than twelve and nine-tenths percent (12.9%) of the Approved Construction Costs of such Approved Motel Facility; and (b) the Operating Lessee shall have the right, from and after the third anniversary of the respective Closing Date of such Approved Motel Facility, (or, if the Operating Lessee is TAD Leasing, at any time from and after such Closing Date), to purchase the Approved Motel Facility at a price of not less than an amount equal to the sum of: (i) the respective Approved Construction Costs; and (ii) $300,000 with respect to each Approved Motel Facility which has more than sixty (60) rooms; and (iii) $200,000 with respect to each Approved Motel Facility which has not more than sixty (60) rooms; and (iv) if the purchase by the Operating Lessee occurs during the fifth year of the term of the respective Operating Lease, an amount equal to the product of $1,000 and the number of rooms in the respective Approved Motel Facility; and (iv) if the purchase by the Operating Lessee occurs during the sixth year of the term of the Operating Lease, an amount equal to the product of $2,000 and the number of rooms in the respective Approved Motel Facility.

         "Operating Lease Reserve" means the reserve held by Borrower pursuant to each Operating Lease for each Approved Motel Facility in the amount of $150,000.

         "Operating Lessee" means, with respect to each Approved Motel Facility, the lessee under the Operating Lease as shall be approved by the Lender (which approval shall not be unreasonably withheld, delayed or conditioned), provided, however, that the Lender's consent shall not be required if the operating Lessee is TAD Leasing or Microtel.

         "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award.

         "Other Taxes" has the meaning specified in Section 2.13(b).

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Pension Plan" means a plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA or Code Section 412 and which the Borrower, any of its Subsidiaries or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         "Permit" means any permit, approval, authorization, license, variance, registration, permission or consent required from a Governmental Authority under an applicable Requirement of Law.

         "Person" means an individual, partnership, limited liability company, corporation (including, without limita-tion, a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

         "Plan" means an employee benefit plan, as defined in Section 3(3) of ERISA which the Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         "PML DSCR" means for any specified period the ratio of (a) Net Operating Income for such period to (b) the debt service payable in such period on all Indebtedness of the respective Operating Lessee (annualized to assume a full twelve months of operation on a pro forma basis during such period), assuming that monthly debt service on the respective Purchase Money Loan during such period is equal to the greater of: (i) the actual debt service payable in respect of such Purchase Money Loan; and (ii) the monthly interest which would be required in respect of the Purchase Money Loan during such period assuming a rate of interest equal to eleven and one-half percent (11 1/2%) per annum.

         "PMM Rate" shall mean an interest rate equal to 3.50% plus the rate for the most recent auction of direct obligations of the United States having a maturity of seven (7) years as of the date of determination as published in
H.15 (519), or any successor publication, under the heading "U.S. Government Securities-Treasury Bills-auction averages (investment)", or if not so published on such date, the auction average (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury; provided, however, that if there is no direct obligation of the United States within 30 days of the seventh anniversary of the date of calculation, then a rate shall be calculated by an interpolation of the rates of the two closest Treasury obligations having a maturity most immediately preceding and following such seventh anniversary date. The interpolated rate is calculated by (i) multiplying the (A) quotient of (i) the rate difference between the two such closest Treasury obligations divided by (ii) the number of months between the two such closest Treasury obligations times (B) the number of months between the date of the seventh anniversary of the date of calculation and the immediately preceding Treasury obligation and (2) adding such product of clause (A) times clause (B) to the rate of the immediately preceding Treasury obligation.

         "Proposed Motel Facility" means a facility located in the continental United States which offers or shall offer motel services and which the Borrower desires to acquire using the proceeds of a Loan made by the Lender hereunder.

         "Proposed Motel Facility Statement" means a certificate of a Responsible Officer providing each of the following:

         (a)  details of the location of the Proposed Motel Facility;

         (b) the budget in respect of the Approved Construction Costs of the Proposed Motel Facility;

         (c) certification (based on information available to the Borrower after diligent enquiry) as to (A) the proposed annual rent under the proposed Operating Lease of the Proposed Motel Facility; (B) projected fixed charges for such Proposed Motel Facility for the next one year period;

         (d) a copy of the Operating Lease to be executed by the Borrower and the Operating Lessee;

         (e) a copy of the Franchise Agreement to be executed by the Borrower and the Franchisor;

         (f) a copy of an Appraisal in respect of the Proposed Motel Facility evidencing that the fair market value of such Proposed Motel Facility is: (i) not greater than $5,000,000; and (ii) not less than an amount equal to 120% of the Loan requested by the Borrower in respect of such Proposed Motel Facility;

         (g) a credit search in respect of the Operating Lessee performed by TRW or such other credit search agency reasonably acceptable to the Lender, together with any other financial statements in respect of such Operating Lessee that are in the possession of the Borrower;

         (h) a Phase I environmental report (and, if required, Phase II environmental report) which report shall demonstrate, to the reasonable satisfaction of the Lender, that the Proposed Motel Facility and the operations thereof are in compliance in all material respects with all applicable Environmental Laws and are not subject to any Environmental Liabilities and Costs;

         (i) a copy of a recent market study in respect of the Proposed Motel Facility;

         (j) a current title report and survey in respect of the Proposed Motel Facility, issued by Chicago Title Insurance Company or such other title company and a surveyor reasonably acceptable to the Lender; and

         (k) a written report of an investigation by an engineering consultant reasonably acceptable to the Lender.

         "Purchase Money Loan" has the meaning specified in Section 8.4(e).

         "Recognized Appraiser" means a qualified and recognized professional appraiser as may be selected or approved by the Lender, having at least five
(5) years' prior experience in performing real estate appraisals in the geographic area where the property being appraised is located, having a recognized expertise in appraising properties operated as motel facilities.

         "Refinancing" means a refinancing of a Loan by the Borrower in respect of an Approved Motel Facility.

         "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or into or out of any property.

         "Remedial Action" means all actions including, without limitation, required or voluntarily undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material or other substance in the indoor or outdoor environment, (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) bring facilities on any property owned, leased or operated by the Borrower or any of its Subsidiaries into compliance with all Environmental Laws and Environmental Permits.

         "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and all federal, state and local laws, rules and regulations, including, without limitation, federal, state or local securities, antitrust and licensing laws, all food, health and safety laws, and all applicable trade laws and requirements, including, without limitation, all disclosure requirements of Environmental Laws, ERISA and all orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Reserve Account" has the meaning specified in Section 2.6 (a) .

         "Responsible Officer" means, with respect to any Person, any of the principal executive officers or general partners of such Person.

         "Security Agreement" means an agreement in substantially the form of
Exhibit I, executed by the Borrower, granting to the Lender a security interest in the collateral more particularly described therein.

         "Senior Note" means the note delivered by the Borrower to the Lender in the form of Exhibit A hereto.

         "Senior Tranche" has the meaning specified in Section 2.1.

         "Senior Tranche Rate" means the LIBOR Base Rate plus three percent
(3%).

         "Single-Purpose Entity" means a Person, other than an individual, which (i) is formed or organized solely for the purpose of acquiring and directly holding an ownership interest in the Approved Motel Facilities, (ii) does not engage in any business unrelated to the Approved Motel Facilities,
(iii) does not have any assets other than those related to its interest in the Approved Motel Facilities or any Indebtedness other than as permitted by this Agreement, the Mortgages or the other Loan Documents, (iv) has its own separate books and records and has its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person and (v) holds itself out as being a Person separate and apart from any other Person.

         "Solvent" means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including, without limitation, contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature.

         "Stock" means shares of capital stock, beneficial or partnership interests, membership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock and preferred stock.

         "Stock Equivalents" means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

         "Subsidiary" means, with respect to any Person, any corporation, partnership or other business entity of which an aggregate of 500% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

         "TAD Leasing" means TD Leasing, LLC, a Delaware limited liability company, an Affiliate of Borrower

         "Taxes" has the meaning specified in Section 2.13(a).

         "Title Insurance Policies" has the meaning specified in Section
4.2(m).

         "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (i) the amount by which the present value of all accrued benefits under each Pension Plan exceeds the fair market value of all assets of such Pension Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Pension Plan using the actuarial assumptions in effect under such Pension Plan, and (ii) for a period of five (5) years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by Borrower or any ERISA Affiliate as a result of such transaction.

         "Yield Maintenance Amount" has the meaning specified in Section
2.5(b).

         1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

         1.3. Certain Terms. (a) The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement. References herein to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.

         (b) The term "Lender" includes its successors and each assignee of the Lender who becomes a party hereto pursuant to Section 10-7.


                                  ARTICLE II

                        AMOUNTS AND TERMS OF THE LOANS

         2.1. The Loans. On the terms and subject to the conditions contained in this Agreement, the Lender agrees to make Loans to the Borrower from time to time on any Business Day during the period from the date hereof to and including the Final Borrowing Date, and to maintain the Loans outstanding to the Borrower on the Final Borrowing Date from such date until the Final Maturity Date with respect to each Loan in an aggregate outstanding principal amount not to exceed ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) (the "Commitment") at any time, to be used for the purposes identified in Section
2.14. Notwithstanding anything set forth herein, amounts prepaid pursuant to
Section 2.5(b) may not be reborrowed. No portion of the Commitment may be borrowed after the Final Borrowing Date. Each Loan advanced by the Lender in connection with the acquisition of an Approved Motel Facility: (a) shall in no event exceed eighty percent (80%) of the Approved Construction Costs of the respective Approved Motel Facility; and (b) shall be evidenced by the Notes as follows: (i) the portion of each such Loan up to but not exceeding seventy-one percent (7l%) of the Approved Construction Costs of the respective Approved Motel Facility shall be evidenced by the Senior Note (the aggregate amount of said portion of all Loans funded hereunder is collectively referred to as the "Senior Tranche"); and (ii) the portion of each such Loan funded in excess of the Senior Tranche up to but not exceeding nine percent (9%) of the Approved Construction Costs of the respective Approved Motel Facility shall be evidenced by the Mezzanine Note (the aggregate amount of said portion of all Loans funded hereunder is collectively referred to as the "Mezzanine Tranche"). Each Loan advanced in connection with an Earnout: (x) shall in no event exceed nine percent (9%) of the Approved Construction Costs of the respective Approved Motel Facility; and (y) shall be evidenced by the Earnout Note (the aggregate amount of the Loans funded hereunder in connection with an Earnout is collectively referred to as the "Earnout Tranche"). The Lender is authorized to endorse, at any time, the date and amount of the Senior Tranche, Mezzanine Tranche and Earnout Tranche and the date and amount of each advance and reduction of principal with respect to the Senior Tranche, Mezzanine Tranche and Earnout Tranche on the schedule annexed to and constituting a part of the Senior Note, Mezzanine Note and the Earnout Note (as applicable), which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.

         2.2. Making the Loans. (a) Each Loan shall be made upon fulfillment of the applicable conditions set forth in this Agreement and on notice, given by the Borrower to the Lender not later than 12:00 noon (New York City time) on the fifteenth (15th) Business Day prior to the date of the proposed Loan. Each such notice (a "Notice of Borrowing") shall be in substantially the form of Exhibit B, specifying therein (i) the date of such proposed Loan, (ii) the amount of such proposed Loan, (iii) the account or accounts to which the Loan should be made, and (iv) that the proceeds of the proposed Loan shall be used for the purchase of an Approved Motel Facility or for an Earnout (as applicable).

         (b) The Lender shall on the date of the proposed Loan, make available to the Borrower (or as the Borrower may direct) at the account or accounts specified in the Notice of Borrowing, in immediately available federal funds, the Loan.

         (c) The Borrower shall indemnify the Lender against any actual loss, cost or expense incurred by the Lender as a result of any failure to fulfill on or before the date specified in any Notice of Borrowing for a proposed Loan the applicable conditions set forth in Article IV, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund any Loan to be made by the Lender when such Loan, as a result of such failure, is not made on such date.

         2.3. Earnout. At any time during the period from and after the twelfth month through and including the eighteenth month following the Closing Date of each respective Approved Motel Facility, the Borrower shall have a one time right to request an additional Loan with respect to each respective Approved Motel Facility (such additional Loan is hereinafter referred to as "Earnout"), and, subject to the applicable terms and provisions of this Agreement, the Lender agrees to make such Loans to the Borrower.

         2.4. Repayment.     (a)  The Borrower shall repay the entire unpaid
principal amount of each Loan on the respective Final Maturity Date thereof.

         (b) With respect to the Senior Tranche, interest shall accrue at the Senior Tranche Rate and shall be payable as follows: (i) the Borrower shall pay the Lender the Fixed Senior Tranche Payment on the first Business Day of each month (such payments commencing on the first Business Day of the first calendar month following the month in which the respective Loan hereunder is made); (ii) in the event the Fixed Senior Tranche Payment is greater than the total unpaid interest accrued on the Senior Tranche at the Senior Tranche Rate for the respective Interest Period, then the difference between the Fixed Senior Tranche Payment and such total accrued interest shall be applied by the Lender to prepay the principal amount of the respective Loan without payment of any Yield Maintenance Amount; and (iii) in the event the Fixed Senior Tranche Payment is less than the total unpaid interest accrued on the Senior Tranche at the Senior Tranche Rate for the respective Interest Period, then the Borrower shall be required to pay to the Lender, together with the Fixed Senior Tranche Payment, an amount equal to the difference between the Fixed Senior Tranche Payment and such total accrued interest which amount shall be applied by the Lender to payment of such interest.

         (c) With respect to the Mezzanine Tranche, the Borrower shall pay the Lender interest on the unpaid principal amount of Mezzanine Tranche in arrears on the first Business Day of each month (such payments commencing on the first Business Day of the first calendar month following the month in which the respective Loan hereunder is made) at a rate of interest equal to fifteen percent (15%) per annum.

         (d) With respect to the Earnout Tranche, interest shall accrue at the Earnout Tranche Rate and shall be payable as follows: (i) the Borrower shall pay the Lender the Fixed Earnout Tranche Payment on the first Business Day of each month (such payments commencing on the first Business Day of the first calendar month following the month in which the respective Loan hereunder is made); (ii) in the event the Fixed Earnout Tranche Payment is greater than the total unpaid interest accrued on the Earnout Tranche at the Earnout Tranche Rate for the respective Interest Period, then the difference between the Fixed Earnout Tranche Payment and such total accrued interest shall be applied by the Lender to prepay the principal amount of the Earnout Tranche without payment of any Yield Maintenance Amount; and (iii) in the event the Earnout Payment is less than the total unpaid interest accrued on the Earnout Tranche at the Earnout Tranche Rate for the respective Interest Period, then the Borrower shall be required to pay to the Lender, together with the Fixed Earnout Tranche Payment, an amount equal to the difference between the Fixed Earnout Tranche Payment and such total accrued interest which amount shall be applied by the Lender to payment of such interest.

         (e) During the continuance of an Event of Default, all Loans shall bear interest accrued, payable on demand, at a rate per annum equal at all times to five percent (5%) per annum above the applicable interest then in effect from time to time (the "Default Rate"), provided, however, that notwithstanding the foregoing, if an Event of Default has occurred and is continuing as a result of a monetary breach with respect to one or more Loans, then in each such case, only such Loans in which the monetary breach has occurred shall bear interest at the Default Rate until such time as: (i) the Lender accelerates all obligations under this Agreement pursuant to Section
9.2 hereof; or (ii) the occurrence of a Material Adverse Change (provided, however, that solely for purposes of this Section 2.4(e), the reference to "ten percent" in clause (B) of the definition of "Material Adverse Change" shall be deemed to be "fifteen percent"), and upon either event, all Loans shall then bear interest at the Default Rate.

         2.5. Prepayments. (a) The Borrower shall have no right to prepay the principal amount of any Loan during the respective Lockout Period.

         (b) From and after the Lockout Period of each Loan, the Borrower may, upon at least fifteen (15) days' prior notice to the Lender (stating the proposed date, the identity of the Approved Motel Facility for which Loan (or Loans) is being prepaid, and the aggregate principal amount of the prepayment) prepay the outstanding principal amount of each Loan in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, provided, however, that during the period from the expiration of the Lockout Period through the first anniversary of the respective Loan, the Borrower shall also pay to the Lender a sum (the "Yield Maintenance Amount") equal to one percent (1%) of the principal amount prepaid plus any costs, fees or expenses incurred by the Lender in connection with such prepayment including, without limitation, any costs to unwind any LIBOR Base Rate contracts (if any). The Lender shall deliver notice to the Borrower of the amount of any Yield Maintenance Amount due with respect to any prepayment by the Borrower at least three (3) Business Days prior to the date of such prepayment, which notice shall be conclusive and binding upon the Borrower absent manifest error. Upon the giving of such notice of prepayment by the Borrower, the principal amount of the Loan (or Loans) specified to be prepaid shall become due and payable on the date specified for such prepayment.

         (c) The Borrower may prepay each Loan, in whole or in part, without payment of the Yield Maintenance Amount or any other premium or penalty after the first anniversary of the Closing Date of the respective Loan.

         (d) Notwithstanding anything set forth in the Agreement, the Notes or any other Loan Documents, in no event shall the Lender have any obligations to fund Loans in an aggregate amount exceeding the amount of Commitment. If at any time the aggregate principal amount of Loan (or Loans) outstanding at such time exceeds the amount of Commitment, the Borrower shall forthwith prepay the Loans then outstanding in an amount equal to such excess, together with accrued interest.

         2.6. Reserve Account.    (a)  Purpose.  The Borrower shall establish
and maintain with La Salle National Bank, Chicago, Illinois (or another institution as is acceptable to Borrower and Lender), as deposit bank, in the circumstances specified in the following sentence an account which shall be designated the Reserve Account (the "Reserve Account") for the benefit of the Lender until the Loans are paid in full. Upon the Closing Date of each Loan, the Borrower shall be required to remit to the Reserve Account: (i) an amount which, together with the deposits to be made by the Borrower pursuant to clause (x) of this Section 2.6, shall be sufficient to pay the next installment of real estate taxes and assessments for the respective Approved Motel Facility (and thereafter the Borrowers shall further deposit into the Reserve Account: (x) on the first Business Day of each month, an amount equal to one-twelfth (1/12) of such annual real estate taxes and assessments for the respective Approved Motel Facility; and (y) if to the extent such required monthly deposits are insufficient to permit full payment of the next installment of such real estate taxes and assessments, the Borrower shall pay such additional sums as shall be required to complete such payments); and (ii) such reserves as may be reasonably required by the Lender for the respective Approved Motel Facility with respect to deferred maintenance, life safety improvements and/or any Remedial Action. So long as no Event of Default is continuing, any and all funds remitted to the Reserve Account, together with any interest earned thereon, shall be held in the Reserve Account solely to pay for the purposes for which such funds were deposited.

         (b) Investment of Funds. All or a portion of any funds in the Reserve Account may be invested and reinvested by the Lender in one or more investments bearing interest reasonably acceptable to the Borrower and the Lender (it being specifically agreed and understood that any investments constituting Qualified Investments, as defined in the Operating Lease, shall be deemed acceptable to the Borrower). The Borrower shall include all such income or gain on the Reserve Account as income of the Borrower for federal and applicable state tax purposes. Upon delivery to the Lender of invoices, bills and other statements of charges in respect of the items for which funds were deposited into the Reserve Account, the Lender shall either pay such items directly from funds available in the Reserve Account or may make funds available to the Borrower for payment thereof.

         (c) Event of Default. During continuance of an Event of Default, the Lender may liquidate any and all funds on deposit in the Reserve Account and use such amount on deposit in the Reserve Account to make payments on account of the Loans in accordance with the priorities set forth in Section 2.7.

         2.7. Application of Payments After Event of Default. All proceeds of any repayment of the Loans after the occurrence of an Event of Default shall be applied to pay: first, any reasonable out-of-pocket costs and expenses of the Lender arising as a result of such repayment; second, any accrued and unpaid interest then payable with respect to the Loan or the portion thereof being repaid; and third, the outstanding principal amount of the Loan or the portion thereof being repaid.

         2.8. Interest Rate Determination and Protection. (a) The LIBOR Base Rate for each Interest Period for Loans evidenced by the Senior Notes and the Earnout Notes shall be determined by the Lender two Business Days before the first day of such Interest Period and the Lender shall give prompt notice thereof to the Borrower of the applicable interest rate determined by the Lender.

         (b) If, the Lender determines, (which determination shall be conclusive) that (i) quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Base Rate" are not being provided in the relevant amounts or for the relevant maturity for purposes of determining rates of interest as provided herein; or (ii) the rate of interest referred to in the definition of "LIBOR Base Rate" upon the basis of which the rate of interest for such Interest Period is to be determined is not likely to adequately cover the cost to the Lender of making or maintaining such Loans for such Interest Period, then, in the cases of the foregoing clauses (i) and
(ii), the Lender shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the interest payable on each Loan shall be calculated, as provided in Section 2.4 hereof, at the Base Rate for the Interest Period applicable to such Loan, plus the respective margin applicable to the Senior Notes or the Mezzanine Notes, as such margin may be adjusted so that the total rate of interest shall be close as practicable to the LIBOR Base Rate.

         2.9. Increased Costs. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining any Loans at the LIBOR Base Rate, then the Borrower shall from time to time, upon demand by the Lender, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Lender, shall be conclusive and binding for all purposes, absent manifest error. If the Borrower so notifies the Lender within five Business Days after the Lender notifies the Borrower of any increased cost pursuant to the foregoing provisions of this Section 2.9, the Borrower may either (A) prepay in full all Loans bearing interest at the LIBOR Base Rate then outstanding and, additionally, reimburse the Lender for such increased cost in accordance with this Section 2.9, or (B) require the Lender to, and the Lender shall, convert all Loans bearing interest at the LIBOR Base Rate into Loans bearing interest at the Base Rate in effect from time to time, and additionally, reimburse the Lender for such increased cost in accordance with this Section 2.9, provided that in the event that the election in (B) is made by the Borrower, the Lender's obligations to make Loans hereunder shall thereafter be deemed to be obligations to make Loans at the Base Rate in effect from time to time.

         2.10.     Illegality.    Notwithstanding any other provision of this
Agreement, in the event that it becomes unlawful for the Lender to honor its obligation to maintain Loans hereunder, then the Lender shall promptly notify the Borrower thereof and the Lender shall be under no obligation to maintain such Loans, and the Borrower shall immediately prepay such Loans.

         2.11.     Capital Adequacy.   If (i) the introduction of or any
change in or in the interpretation of any law or regulation, (ii) compliance with any law or regulation, or (iii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and the Lender reasonably determines that such amount is based upon the existence of the Lender's Commitment and Loans and its other commitment and loans of this type, then, upon demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender in the light of such circumstances, to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of the Lender's Commitment and Loans. A certificate as to such amounts submitted to the Borrower by the Lender shall be conclusive and binding for all purposes absent manifest error.

         2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 3:00 p.m. (New York City time) on the day when due, in Dollars, to the Lender at its address referred to in Section 10.2 in immediately available funds without set-off or counterclaim, to be applied in accordance with the terms of this Agreement. Payment received by the Lender after 3:00 p.m. (New York City time) shall be deemed to be received on the next Business Day.

         (b) All computations of interest shall be made by the Lender on the basis of a year of 360 days for the actual number of days occurring in the period for which such interest is payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

         (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Loan to be made in the next calendar month, such payment shall be made on the next preceding Business Day.

         2.13. Taxes. (a) Any and all payments by the Borrower under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes measured by the Lender's net income, and franchise taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof and taxes measured by the Lender's net income, and franchise taxes imposed on the Lender, by the jurisdiction of the Lender or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 2.13) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (iv) the Borrower shall deliver to the Lender evidence of such payment to the relevant taxation or other authority.

         (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes").

         (c) The Borrower will indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by the Lender and any liability (including, without limitation, for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.

         (d) Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Lender, at its address referred to in
Section 10.2, the original or a certified copy of a receipt evidencing payment thereof.

         (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.13 shall survive the payment in full of the Obligations.

         2.14. Use of Loans. The proceeds of the Loans are to be used by the Borrower in accordance with the terms and provisions of this Agreement solely for the following purposes: (a) with respect to the Senior Tranche and Mezzanine Tranche, to pay to Motel Developer the Approved Construction Costs of the Approved Motel Facilities; (b) with respect to all Loans, to make payments to MOA in return of the MOA Equity Contribution; (c) with respect to the Earnout Tranche, to make payments on account of any permitted outstanding Indebtedness of the Borrower and for general business purposes in the ordinary course of owning and operating the Approved Motel Facility.

                                 ARTICLE III

                INITIAL APPROVAL OF PROPOSED MOTEL FACILITIES;
           PREPARATION OF MORTGAGE DOCUMENTS; PRELIMINARY APPROVAL

         3.1. Initial Motels. Notwithstanding anything set forth in this Agreement to the contrary, the Lender shall have the right, upon written notice to the Borrower, to terminate this Agreement if, prior to June 1, 1997, the Borrower has not acquired approval from the Lender with respect to four Proposed Motel Facilities pursuant to the terms and provisions of Section 3.2 and the Lender has not advanced a Loan with respect to such Proposed Motel Facilities in accordance with the terms and provisions of this Agreement. Borrower shall not enter into any written contract with a manufacturer with respect to the manufacture of the modular components of the Approved Motel Facilities without the prior approval of the Lender, which approval shall not be unreasonably withheld or delayed.

         3.2. Approval of Proposed Motel Facilities. In the event that the Borrower desires to acquire a Proposed Motel Facility, the Borrower shall prior to submitting its Notice of Borrowing in respect of such Loan, request in writing the Lender's consent to the acquisition thereof, which request shall be accompanied by a Proposed Motel Facility Statement (together with all documents referred to therein) in respect of the Proposed Motel Facility and such other information as the Lender may reasonably require. In the event the Borrower does not have possession of all of the items required to be delivered as part of the Proposed Motel Facility Statement, the Borrower may deliver such items thereof as are then available to the Borrower. The Lender agrees to endeavor to review such items of the Proposed Motel Facility Statement and, to the extent practicable without delivery of the missing items of the Proposed Motel Facility Statement, advise the Borrower whether the Lender approves such items delivered to the Lender. If the Lender does grant such approval to any specific items of the Proposed Motel Facility Statement, no further approval by the Lender of such items shall be required under this
Section 3.2 so long as the information contained in such items continues to be true, correct and complete and no event occurs which would require the Borrower to update, amend, supplement or otherwise change any of such items previously approved by the Lender in order to render same true, correct and complete. Notwithstanding the foregoing, the Borrower shall not acquire any Proposed Motel Facility unless the Proposed Motel Facility is approved by the Lender in accordance with this Section 3.2 and unless a Loan is advanced by the Lender with respect thereto in accordance with this Agreement. The Lender shall not approve the acquisition of any Proposed Motel Facility that: (a) will not be fully operating and open to the public on the date the Loan is made and be subject to and have the benefit of an Operating Lease and Franchise Agreement; (b) Lender has not approved the Proposed Motel Facility Statement (and all items required to be delivered in connection therewith), which approval shall not be unreasonably withheld or delayed; and (c) any acquisition, construction or other costs incurred in connection with the development of the Proposed Motel Facility in excess of the Loan to be made with respect to such Proposed Motel Facility, has not been paid by MOA, which payments when made by MOA shall be deemed part of the MOA Equity Contribution.

         3.3. Preparation and Execution of Mortgage Documents. Immediately after the Lender approves an Approved Motel Facility, the Lender shall commence the preparation of the Loan Documents for such Approved Motel Facility and the parties shall cooperate and diligently proceed to prepare such Loan Documents (including, without limitation, ordering commitments from Chicago Title Insurance Company for the title insurance policies and UCC searches), retaining counsel, including local counsel for purposes of reviewing the Loan Documents and rendering opinions with respect to such documents in form and substance acceptable to the Lender.

                                  ARTICLE IV

                            CONDITIONS OF LENDING

         4.1. Conditions Precedent to Effectiveness. This Agreement shall become effective on the date that all of the following conditions shall have been satisfied:

         (a) This Agreement shall have been properly executed and delivered to the Lender.

         (b) The Notes shall have been properly executed and delivered to the Lender.

         (c) The Lender shall have received from Donovan Leisure Newton & Irvine, 30 Rockefeller Plaza, 40th Floor New York, New York 10112, counsel to the Borrower ("DL"), its legal opinion in substantially the form attached hereto as Exhibit C.

         (d) The Lender shall have received a certificate by the managing member of the Borrower, certifying (i) the names and true signatures of its incumbent officers authorized to sign the Loan Documents to which it is a party, (ii) a copy of the operating agreement of the Borrower; (iii) that there have been no changes in such operating agreement.

         (e) The Lender shall have received such other certificates, opinions, documents and instruments relating to this Agreement as may have been reasonably requested by the Lender, and all company and corporate and other proceedings, all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Loans shall be satisfactory in form and substance to the Lender.

         (f) The representations and warranties herein shall be true and correct as of the date hereof.

         (g) No Default with respect to the payment of money or Event of Default shall have occurred and be continuing on the date hereof either before or after the execution and delivery of this Agreement.

         (h) No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of the Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loans.

         (i) The Borrower shall have paid all costs incurred by the Lender in connection with this Agreement.

         4.2. Conditions Precedent to Each Loan. The obligation of the Lender to make the first Loan for the acquisition of the first Approved Motel Facility is subject to receipt by the Lender of the items in clauses (a) through (t) of this Section 4.2 and the receipt by the Lender of the following (each dated as of the date of such first Closing Date):

         (i)  the fully executed Security Agreement;

         (ii) the fully executed assignment to the Lender of the Acquisition Agreement in the form of Exhibit O hereto;

         (iii) the fully executed MOA Pledge together with all Collateral pledged thereunder;

         (iv)  an opinion from DL in the form of Exhibit C-1 hereto;

         (v) the fully executed Operating Agreement (and a copy of the Borrower's certificate of filing (or the -equivalent thereof), as filed with the Secretary of State of the jurisdiction of organization and in effect on the Closing Date and certified to be true, correct and complete by the appropriate Secretary of State as of a date not more than 60 days prior to the date thereof;

         (vi) a good standing certificate of the Borrower from such Secretary of State; and

         (vii) a certificate of an executive officer of MOA certifying: (A) the names and the signatures of the incumbent officers authorized to sign the Loan Documents to which it is a party, (B) the certificate of incorporation, by-laws and authorizing resolutions with respect to the MOA Pledge, the Agreement and other matters related to this transaction and (C) that there have been no changes in the certificate of incorporation, by-laws and authorizing resolutions of each.

    The obligation of the Lender to make all Loans for the acquisition of an Approved Motel Facility (including the first Loan) is subject to satisfaction of the conditions precedent set forth in Section 4.1, the satisfaction of the conditions precedent set forth in the immediately preceding paragraph and of the conditions precedent that the Lender shall have received, on the respective Closing Date, the following, each dated the respective Closing Date unless otherwise indicated, in form and substance reasonably satisfactory to the Lender:

         (a)  A certificate of the managing member of the Borrower certifying
(i) approval of each Loan Document to which the Borrower is a party, (ii) any documents evidencing other necessary or company action, and required governmental and third party approvals, licenses and consents with respect to each Loan Document to which the Borrower is a party and the transactions contemplated thereby, (iii) a copy of the Operating Agreement of the Borrower (or certifying that the copy of same delivered to the Lender pursuant to Section 4.1 has not been modified, amended or supplemented in any respect), and (iv) the names and true signatures of each of its members who have been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Person.

         (b) A good standing certificate with respect to the Borrower dated not earlier than thirty (30) days prior to the respective Closing Date.

         (c) (i) A favorable opinion of local counsel to the Borrower in the jurisdiction in which the Approved Motel Facility is located, in substantially the form of Exhibit D, and as to such other matters as the Lender may reasonably request; and (ii) an update to the opinion delivered pursuant to
Section 4.1(c) reaffirming, as of the Closing Date, the matters opined to therein.

         (d) The Mortgage in respect of the Approved Motel Facility for which the Loan is being made shall have been properly executed and delivered to the Lender.

         (e) The Assignment Agreement in respect of each Franchise Agreement shall have been properly executed and delivered to the Lender.

         (f) The Assignment of Contracts in respect of the Approved Motel Facility for which the Loan is being made shall have been properly executed and delivered to the Lender.

         (g) Financing Statements (Form UCC-1) under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the reasonable opinion of the Lender, desirable to perfect the Lien created by the Mortgage and the Security Agreement for the Approved Motel Facility for which the Loan is being made; copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements which name the Borrower, Operating Lessee and Motel Developer (under its present name or any previous name) as debtor and which are filed in the jurisdictions referred to above, together with copies of such other financing statements (none of which shall cover the Collateral purported to be covered by the Mortgage and Security Agreement).

         (h) A copy of the Operating Lease and Franchise Agreement in respect of the Approved Motel Facility for which the Loan is being made, each certified by a Responsible Officer.

         (i) Evidence that the insurance required by the terms of the Collateral Documents and by Section 7.4 is in full force and effect.

         (j) Such additional documents, information and materials as the Lender may reasonably request.

         (k) The Lender shall have received evidence satisfactory to it that all costs and accrued and unpaid fees and expenses (including, without limitation, legal fees and expenses) required to be paid to the Lender on or before the Closing Date, including, without limitation, those referred to in
Section 10.4 to the extent then due and payable, have been paid.

         (l) A certificate, signed by a Responsible Officer of the Borrower, stating that the statements set forth in Section 4.3 are true and correct on the Closing Date, after giving effect to the Loan being made on the Closing Date.

         (m) Commitments for title insurance policies (the "Title Insurance Policies") in the amount of 12% of the Loan (or 10%) of the Loan when a "tie-in" endorsement is issued in connection with such title insurance policy) issued by Chicago Title Insurance Company (or such other title company acceptable to the Lender), in form ALTA 1970 (rev. 10/17/70 and 10/17/84), if available (or such other form as reasonably acceptable to the Lender), insuring that the Mortgage is a valid first priority Lien on the Approved Motel Facility subject only to such exceptions to title as shall be acceptable to the Lender in its reasonable discretion and containing such endorsements and affirmative insurance as the Lender may reasonably require and as are obtainable in the applicable jurisdiction, and true copies of each document, instrument or certificate required by the terms of each such policy or Mortgage to be, or have been, filed, recorded, executed or delivered in connection therewith.

         (n) Current ALTA surveys and surveyor's certification as to the Approved Motel Facility for which the Loan is being made, each in form and substance reasonably satisfactory to the Lender.

         (o) Payment to the Lender, or as the Lender may direct, of all title insurance premiums, documentary, stamp or intangible taxes, recording fees and mortgage taxes payable in connection with the recording of any of the Loan Documents or the issuance of the Title Insurance Policies.

         (p) The Fixed Payment Certificate (which the Borrower hereby agrees shall be binding upon the Borrower with respect to the calculation of payments required by the Borrower pursuant to Section 2.4(b)), shall have been properly executed and delivered to the Lender.

         (q) The certificate of occupancy (or the legal equivalent thereof) with respect to the Approved Motel Facility for which the Loan is being made shall have been issued, together with any other Permits required in connection with such Approved Motel Facility, and any copies thereof shall have been delivered to the Lender.

         (r) The Borrower shall have deposited into the Reserve Account such funds as are required pursuant to Section 2.6.

         (s) The Borrower shall have delivered to the Lender a Subordination and Non-Disturbance Agreement properly executed by the Operating Lessee of the Approved Motel Facility for which the Loan is being made, which Subordination and Non-Disturbance Agreement Lender agrees to execute, acknowledge and deliver to Borrower.

         (t) To the extent a separate assignment of leases and rents, in addition to the Mortgage, is customary or required in the jurisdiction in which the Approved Motel Facility is located, the Borrower shall properly execute and deliver to the Lender a separate assignment of leases and rents with respect to the Approved Motel Facility in form and substance reasonably acceptable to the Lender.

         4.3. Further Conditions Precedent to Each Loan. The obligation of the Lender to make any Loan shall be subject to the further conditions precedent that the following statements shall be true on the date of such Loan, before and after giving effect thereto and to the application of the proceeds therefrom (and the acceptance by the Borrower of the proceeds of such Loan shall constitute a representation and warranty by the Borrower that on the date of such Loan such statements are true):

              (i) The representations and warranties of the Borrower contained in Section 4.1, Section 4.2 (with respect to the Approved Motel Facility for which the Loan is being made) and in the other Loan Documents are true, accurate and complete on and as of such date as though made on and as of such date;

              (ii) The representations or warranties of the Borrower contained in Section 4.2 with respect to the Approved Motel Facility previously acquired by the Borrower shall be true, accurate and complete on and as of the date as though made on and as of such date, except for any breach of any of such representations and warranties which shall not constitute a Material Adverse Change.

              (iii) All information and documents contained in the Proposed Motel Facility Statement shall continue to be true, accurate and complete in all material respects on the Closing Date of the Loan;

              (iv) TAD Membership Corp. (or another Affiliate of MOA) is the managing member of the Borrower;

              (v) Paul W. Wallace (if alive and not incapacitated) is director or an executive officer of the managing member of the Borrower and shall not have instituted (nor have instituted against him) an action under any bankruptcy laws;

              (vi) MOA (and/or Affiliates of MOA) hold not less than 51% of the membership interests of the Borrower in the aggregate; and

              (vii) No Default or Event of Default will result from the Loans being made on such date.

              (viii) The execution and delivery of this Agreement and of the MOA Pledge by MOA is duly authorized by all necessary and appropriate corporate and legal action of each party and the respective obligations of MOA set forth in the Agreement and the MOA Pledge are the legal, valid and binding obligations of each party, enforceable in accordance with their terms.

              (ix) The making of the Loans on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently.

         4.4. Conditions Precedent for an Earnout. A Loan for an Earnout shall be made on a Closing Date only when each of the conditions set forth below shall have been satisfied:

         (a) The Borrower shall have previously complied with the terms and provisions of Section 4.1, 4.2 and 4.3.

         (b) The Borrower shall have delivered to the Lender documentation reasonably satisfactory to Lender to demonstrate that the DSCR of the Approved Motel Facility for which the Earnout is requested determined on a trailing twelve month basis as of the date of the request is not less than 1.40:1.0.

         (c) The Borrower shall have executed and delivered to the Lender amendments to the Mortgage for the Approved Motel Facility for which the Earnout is requested in form and substance reasonably satisfactory to Lender.

         (d) The Borrower shall have executed and delivered to the Lender such amendments to the other Loan Documents relating to Earnout as shall be reasonably requested by the Lender.

         (e) The Lender shall have received from real estate counsel to the Borrower an update to the opinions described in Section 4.2(c) in form and substance reasonably satisfactory to the Lender.

         (f) The Lender shall have received updates of the items set forth in clauses (a), (b), (g), (k) and (1) of Section 4.2 with respect to the Approved Motel Facility for which the Earnout is requested.

         (g) The Lender shall have received an endorsement to the existing Title Insurance Policy (in form and substance reasonably satisfactory to the Lender) which amends the existing Title Insurance Policy by increasing that the amount of insurance in an amount equal to 12% of the Earnout and by bringing forward the date of such policy to the Closing Date of the Earnout.

         (h) The Fixed Payment Certificate (which the Borrower hereby agrees shall be binding upon the Borrower with respect to the calculation of payments required by the Borrower pursuant to Section 2.4(d)), shall have been properly executed and delivered to the Lender.

                                  ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

         5.1. Representations and Warranties as to Borrower. The Borrower represents and warrants that, as of the date hereof and the Borrower shall further represent and warrant as of each Closing Date:

         (a) Organization of Borrower. The Borrower (i) is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware, (ii) has the requisite company power and authority to carry on its business as now being conducted and to own the Approved Motel Facilities, (iii) is qualified to do business in every jurisdiction in which an Approved Motel Facility is located and (iv) has the requisite partnership, corporate or company (as applicable) power to execute and deliver, and perform its obligations under, the Loan Documents.

         (b) Authorization of Agreement. The execution and delivery by the Borrower of the Loan Documents and the Borrower's performance of its obligations thereunder and the creation of the security interests and liens provided for in this Agreement and the other Loan Documents (i) have been duly authorized by all requisite company action on the part of the Borrower, (ii) will not violate any provision of any Requirement of Law, any order of any court or other Governmental Authority, the Operating Agreement or any indenture or material agreement or other instrument to which the Borrower is a party or by which the Borrower is bound, and (iii) will not be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of the Borrower pursuant to, any such indenture or material agreement or instrument. Other than those obtained or filed on or prior to the date hereof, the Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance by the Borrower of the Loan Documents to which it is a party.

         (c) Litigation. Except for claims that are fully covered by valid policies of insurance held by the Borrower and disclosed in writing to the Lender, there are no material actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to the knowledge of the Borrower, threatened against the Borrower.

         (d) Agreements. The Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contract to which it is a party or by which it is bound.

         (e) No Bankruptcy Filing. The Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of the Borrower's assets or property, and the Borrower has no knowledge of any Person that has threatened the filing of any such petition against it.

         (f) Full and Accurate Disclosure. No statement of fact made by or on behalf of the Borrower in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein not misleading.

         (g) Location of Chief Executive Offices. The location of the Borrower's principal place of business and chief executive office is 701 Lee Street, Suite 100, Des Plaines, Illinois 60616.

         (h) Compliance. The Borrower complies in all material respects with all applicable Requirements of Law. The Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.

         (i) ERISA. The assets of the Borrower are not and will not become treated as "plan assets" under regula-tions currently promulgated under ERISA. Each Plan, Pension Plan and Multiemployer Plan is in compliance in all material respects with, and has been administered in all material respects in compliance with, its terms and the applicable provisions of ERISA, the Code and any other federal or state law. Other than an application for a favorable determination letter with respect to a Plan, there are no pending issues or claims before the IRS, the DOL or any court of competent jurisdiction related to any Plan. To the Borrower's knowledge, no event has occurred, and there exists no condition or set of circumstances, in connection with any Plan or Pension Plan under which the Borrower or any ERISA Affiliate, directly or indirectly (through an indemnification agreement or otherwise), could be subject to any material risk of liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code. No Plan provides or will provide benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee of the Borrower or any ERISA Affiliate beyond his or her retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or disability benefits that have been fully provided for by fully paid up insurance, (iii) severance benefits, or (iv) benefits that are normal, in the ordinary course of business, consistent with past practice and which, in the aggregate, do not constitute a material proportion of the overall benefits expense of the Borrower. Neither Borrower nor any ERISA Affiliate, with respect to each Pension Plan, has failed to make any contribution or pay any amount due as required by Section 412 of the Code or Section 302 of ERISA. No Pension Plan shall have an Unfunded Pension Liability.

         (j) Not Foreign Person. The Borrower is not a "foreign person" within the meaning of Sect. 1445(f)(3) of the Sect. Code.

         (k) Single-Purpose Entity. (i) The Borrower at all times since its formation has been, and will continue to be, a duly formed and existing limited liability company and a Single-Purpose Entity.

         (ii) The Borrower at all times since its formation has complied, and will continue to comply, with the provisions of the Operating Agreement and the laws of the State of Delaware relating to limited liability companies.

         (iii) All customary formalities regarding the company existence of the Borrower have been observed at all times since its formation and will continue to be observed.

         (iv) The Borrower has at all times since its formation accurately maintained, and will continue to accurately maintain, its financial statements, accounting records and other company documents separate from those of its members, Affiliates of its members and any other Person. The Borrower has not at any time since its formation commingled, and will not commingle, its assets with those of its members, any Affiliates of its members, or any other Person. The Borrower has at all times since its formation accurately maintained, and will continue to accurately maintain, its own bank accounts and separate books of account.

         (v) The Borrower has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets.

         (vi) The Borrower has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public, under the Borrower's own name and as a separate and distinct entity. The Borrower has not at any time since its formation identified itself, and will not identify itself, as being a division or a part of any other entity. The Borrower has not at any time since its formation identified, and will not identify its members or any Affiliates of its members, as being a division or part of the Borrower.

         (vii) The Borrower has been at all times since its formation and will continue to be adequately capitalized in light of the nature of its business.

         (viii) The Borrower has not at any time since its formation assumed or guaranteed, and will not assume or guarantee, the liabilities of its members (or any predecessor corporation), any Affiliates of its members, or any other Persons, except as permitted by or pursuant to this Agreement. The Borrower has not at any time since its formation acquired, and will not acquire, obligations or securities of its members (or any predecessor corporation), or any Affiliates of its members. The Borrower has not at any time since its formation made, and will not make, loans to its members (or any predecessor corporation), or any Affiliates of its members.

         (ix) The Borrower has not at any time since its formation entered into and was not a party to, and, will not enter into or be a party to, any transaction with its members (or any predecessor corporation or partnership) or any Affiliates of its members except in the ordinary course of business of the Borrower on terms which are no less favorable to the Borrower than would be obtained in a comparable arm's length transaction with an unrelated third party.

         (l) Investment Borrower Act; Public Utility Holding Borrower Act. The Borrower is not (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Borrower Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Borrower Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

         (m) Corporate Structure; Capitalization. The outstanding shares of common stock of the Managing Member are validly authorized, validly issued, fully paid, and nonassessable, without any personal liability attaching to the ownership hereof, and have not been issued and are not owned or held in violation of any preemptive rights of stockholders, and are owned of record and beneficially by MOA free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders, agreements and voting trusts. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of the Managing Member or any security or other instrument which by its terms is convertible into, exercisable for, or exchangeable for capital stock of the Managing Member. There is outstanding no security or other instrument which by its terms is convertible into or exchangeable for capital stock of the Managing Member.

         (n) No Defaults. No Event of Default and, to the Borrower's knowledge, no Default exists under or with respect to any Loan Document.

         (o) Labor Matters. The Borrower is not a party to any collective bargaining agreements.

         5.2. Representations and Warranties as to the Borrower and the Approved Motel Facilities. As of each Closing Date, the Borrower shall further represent and warrant that:

         (a) Title to the Facilities. The Borrower owns good, marketable and insurable fee simple title to the Approved Motel Facilities free and clear of all Liens, other than such exceptions to title set forth in the Title Insurance Policy issued in connection with each Approved Motel Facility.

         (b) Compliance. The Borrower, the Operating Lessees and the Approved Motel Facilities and the Borrower's and Operating Lessee's use thereof and operations thereat comply in all material respects with all applicable Requirement of Law (including, without limitation, building and zoning ordinances and codes). The Borrower is not in default or violation in any material respect of any order, writ, injunction, decree or demand of any Governmental Authority.

         (c) Use of Proceeds; Margin Regulations. The Borrower will use (and has used) the proceeds of the Loans for the purposes described in Section
2.14. No part of the proceeds of any Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Requirement of Law.

         (d) Financial Information. All financial data concerning the Borrower and (to the knowledge of the Borrower) with respect to the Approved Motel Facilities, that has been delivered by or on behalf of the Borrower to the Lender is true, complete and correct in all material respects and all audited financial statements are prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to the Lender, there has been no Material Adverse Change in the financial position of the Borrower and (to the knowledge of the Borrower) with respect to the Approved Motel Facilities, or in the results of operations of the Borrower or the Approved Motel Facilities. The Borrower has not incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which might materially adversely affect its business operations or any Approved Motel Facilities.

         (e) Condemnation. No condemnation proceedings have been commenced or, to the Borrower's knowledge, is contemplated with respect to all or any portion of any Approved Motel Facility, or for the relocation of roadways providing access to any Approved Motel Facility.

         (f) Other Debt. Except for the Indebtedness permitted under Section 8.2, the Borrower has not borrowed or received other Indebtedness (whether unsecured or secured by any Approved Motel Facility or any part thereof).

         (g) Utilities and Public Access. Each Approved Motel Facility has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary to the continued use and enjoyment of each Approved Motel Facility as presently used and enjoyed are located in the public right-of-way abutting the premises. All roads necessary for the full utilization of each Approved Motel Facility for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of each Approved Motel Facility.

         (h) Environmental Compliance. Except for matters set forth in the environmental reports delivered as part of the Proposed Motel Facility Statement in connection with each Loan:

         (i) Borrower is in full compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Borrower and/or the Operating Lessees of all environmental permits, licenses and other governmental authorizations required in connection with the ownership and operation of each Approved Motel Facility under all applicable Environmental Laws).

         (ii) There is no Environmental Claim pending or, to the knowledge of the Borrower, threatened (in writing), and no penalties arising under Environmental Laws have been assessed, against the Borrower, or the Operating Lessees or, to Borrower's knowledge, against any Person whose liability for any Environmental Claim the Borrower, the Operating Lessees has or may have retained or assumed either contractually or by operation of law, and, to Borrower's knowledge, no investigation or review is pending or threatened (in writing) by any Governmental Authority, citizens group, employee or other Person with respect to any alleged failure by the Borrower, or the Operating Lessees or each Approved Motel Facility to have any environmental permit, license or other authorization required under, or to otherwise comply with, any Environmental Law or with respect to any alleged liability of the Borrower or any Operating Lessee, for any use or Release of any Hazardous Materials.

         (iii) To Borrower's knowledge, there have been and are no past or present Releases of any Hazardous Materials that are reasonably likely to form the basis of any Environmental Claim against the Borrower or any Operating Lessee or against any Person whose liability for any Environmental Claim the Borrower or any Operating Lessee has or may have retained or assumed either contractually or by operation of law.

         (iv) Without limiting the generality of the foregoing, there is not present at, on, in or under any Approved Motel Facility, PCB-containing materials owned and operated by or on behalf of Borrower at any Approved Motel Facility, or, to the knowledge of Borrower, owned or operated by a third party, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for Hazardous Materials, or, where supplied by an Approved Motel Facility, lead in drinking water (except in concentrations that comply with all Environmental Laws).

         (v) No liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to any Approved Motel Facility and, to the best knowledge of the Borrower, no Governmental Authority has been taking or is in the process of taking any action that could subject any Approved Motel Facility to Liens under any Environmental Law.

         (vi) There have been no reports of environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of the Borrower in relation to an Approved Motel Facility which have not been made available to the Lender.

         (i) No Joint Assessment; Separate Lots. The Borrower shall not suffer, permit or initiate the joint assessment of any Approved Motel Facility with any other real property constituting a separate tax lot not owned by the Borrower and encumbered by the respective Mortgage. Each Approved Motel Facility is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

         (j) Assessments. There are no pending or, to the knowledge of the Borrower, proposed special or other assessments for public improvements or otherwise affecting any Approved Motel Facility.

         (k) Mortgage and Other Liens. Each Mortgage creates a valid and enforceable first mortgage Lien on the Approved Motel Facility described therein, as security for the obligations of the Borrower under this Agreement and the Notes, subject only to such exceptions to title as set forth in the Title Insurance Policy issued in connection with each Approved Motel Facility. Each Collateral Document establishes and creates a valid, subsisting and enforceable Lien on and a security interest in, or claim to, the rights and property described therein. All property covered by any Collateral Document is subject to a Uniform Commercial Code financing statement filed and/or recorded, as appropriate (or irrevocably delivered to an agent for such recordation or filing) in all places necessary to perfect a valid first priority Lien with respect to the rights and property that are the subject of such Collateral Document. All continuations and any assignments of any such financing statements have been or will be timely filed or refiled, as appropriate, in the appropriate recording offices.

         (l) Enforceability. This Agreement, the Notes and each other Loan Document are the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms except as may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity. The Notes and such other Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by the Borrower (including the defense of usury), nor will the operation of any of the terms of the Notes and such other Loan Documents, or the exercise of any right thereunder, render any of the Mortgages unenforceable against the Borrower, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense by the Borrower, including the defense of usury, and the Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto. The obligations of MOA under this Agreement and under the MOA Pledge are the legal, valid and binding obligations of MOA, enforceable against MOA in accordance with their terms except as may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors, rights generally and by general principles of equity.

         (m) No Prior Assignment. The Lender is the assignee of the Borrower's interests under the Operating Leases and (ii) there are no prior assignments of the Operating Leases (other than to the Lender) or any portion of the rent due and payable or to become due and payable which are presently outstanding.

         (n) Franchise Agreement. The Franchise Agreement is in full force and effect and there is no material default, breach or violation existing thereunder by any party thereto and no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach or violation by any party thereunder.

         (o) Permits; Certificate of Occupancy. The Borrower has obtained all Permits necessary to the use and operation of each Approved Motel Facility. The use being made of each Approved Motel Facility is in material conformity with the certificate of occupancy and/or Permits for such Facility and any other restrictions, covenants or conditions affecting such Facility.

         (p) Flood Zone. None of the Approved Motel Facilities is located in a flood hazard area as defined by the Federal Insurance Administration, except as otherwise disclosed and approved in writing by the Lender.

         (q) Physical Condition. Each Approved Motel Facility is free of structural defects and all building systems contained therein are in good working order subject to ordinary wear and tear.

         (r) Intellectual Property. All material trademarks, trade names and service marks that the Borrower and (to the knowledge of the Borrower) each Operating Lessee owns or has pending, or under which it is licensed, are in good standing and uncontested. The Borrower and (to the knowledge of the Borrower) each Operating Lessee has not infringed, nor is infringing, and neither has received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To the knowledge of the Borrower, there is no infringement by others of material trademarks, trade names and service marks of the Borrower or any Operating Lessee.

         (s) No Encroachments. All of the improvements which are buildings or structures included in determining the appraised value of each Approved Motel Facility lie wholly within the boundaries and building restriction lines of such Approved Motel Facility except as expressly noted in the respective Title Insurance Policy or survey of an Approved Motel Facility. No improvements on adjoining properties encroach upon any Approved Motel Facility, and no easements or other encumbrances upon any Approved Motel Facility encroach upon any of the improvements, so as to materially impact the value or marketability of the Approved Motel Facility. All of the improvements comply with all material requirements of any applicable zoning and subdivision laws and ordinances.

         (t) Operating Lessee; Compliance with Law. To the best knowledge of the Borrower, each operating Lessee (i) has full power and authority and the legal right to lease, manage and operate the Approved Motel Facilities it operates and to conduct the business in which it is currently engaged with respect thereto, (ii) is duly qualified or licensed and is in good standing under the laws of each jurisdiction in which it leases an Approved Motel Facility, and (iii) is in material compliance with all Requirements of Law applicable to the Approved Motel Facilities operated by it, or applicable to the operation or management thereof.

         (u) Operating Leases and Franchise Agreements. Each of the Operating Leases and Franchise Agreements in respect of the Approved Motel Facilities is in full force and effect and is a legally valid and binding obligation of the Borrower, Operating Lessees and the Franchisors (as applicable). The Borrower and, to the knowledge of the Borrower, the Operating Lessees have not mortgaged, pledged or otherwise encumbered any of the Operating Leases or Franchise Agreements or its rights thereunder including, without limitation, its right to obtain rental, interest or other payments under the Operating Leases, other than by way of such mortgages, pledges or encumbrances in favor of the Lender or as permitted pursuant to
Section 8.2(a) hereof or Section 8.1(e) hereof. Borrower has not collected any rents becoming due under any Operating Lease more than 30 days in advance. All rent and other sums and charges payable by any Operating Lessee under each Operating Lease and Franchise Agreement are current, no notice of default or termination under any such Operating Lease or Franchise Agreement is outstanding, to the knowledge of the Borrower no termination event or condition or uncured default on the part of the Operating Lessees or Franchisor exists under any Operating Lease or Franchise Agreement, and to the knowledge of the Borrower no event of default has occurred which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition or uncured default on the part of the Borrower, operating Lessees or Franchisor (as the case may be).

         5.3. Survival of Representations. The Borrower agrees that (i) all of the representations and warranties of the Borrower set forth in Section 5.1 are made as of the date hereof and each Closing Date, (ii) all of the representations and warranties of the Borrowers set forth in Section 5.2 and elsewhere in this Agreement and in the other Loan Documents are made, and shall be reaffirmed, as of each Closing Date, and (iii) all representations and warranties made by the Borrower shall survive the delivery of the Notes and making of the Loans and continue for so long as any amount remains owing to the Lender under this Agreement, the Notes or any of the other Loan Documents; provided, however, that the representations set forth in Section 5.2(h) shall survive in perpetuity.

                                  ARTICLE VI

                               LIABILITY OF MOA

         6.1. Liabilities. MOA hereby executes this Agreement to acknowledge and confirm MOA's agreement to be liable to the Lender for all costs, claims, losses, expenses and fees (including, without limitation, attorneys' fees and disbursements) incurred by the Lender with respect to any of the following:
(a) fraud or material representation by the Borrower; (b) whether prior to or after an Event of Default, the Borrower's misappropriation of the Operating Lease Reserve, insurance proceeds, condemnation awards, cash flow, and any other amounts required to be applied, held or deposited by the Borrower pursuant to this Agreement, the Operating Lease or the Franchise Agreement and any other escrow deposits; and (c) for all Environmental Liabilities and Costs.

         6.2. Bankruptcy/Enforcement. In the event: (a) the exercise by the Lender of any of the Lender's rights and remedies under this Agreement or any of the Loan Documents is unreasonably delayed, hindered or interfered with in any manner by any action or inaction (following reasonable request for action by the Lender) of (or on behalf of) the Borrower or MOA (provided, however, that the actions or inactions of a party, exercised in good faith with the intent of protecting such party's interest, shall not be deemed to constitute actions or inactions intended to cause delay, hindrance or interference) or
(b) in the event the Borrower files for protection under the U.S. Bankruptcy Code (either voluntary or involuntary, if such involuntary filing is made by any general partner, member or affiliate of the Borrower or any person acting in connection with any of the foregoing) then, in case of the occurrence of the events described in clauses (a) or (b) of this Section 6.2, MOA shall immediately thereupon be unconditionally and absolutely liable for payment of all the indebtedness of the Borrower to the Lender under this Agreement and the Loan Documents, including, without limitation, all costs, claims, losses, expenses and fees (including, without limitation, attorneys' fees and disbursements incurred by the Lender as a result of either of the foregoing (as applicable), and the Lender may enforce all of its rights and remedies under this Agreement and the Loan Documents directly against MOA as though MOA were the original borrower hereunder.

         6.3. Reliance. MOA acknowledges and confirms that (a) MOA has a significant economic interest in the Borrower and will benefit from the Loans made by the Lender to the Borrower pursuant to this Agreement; (b) the terms and provisions of this Article VI (and the continuing effectiveness hereof) is a material inducement to the Lender to enter into this Agreement to make the Loans; and (c) the Lender would not have entered into this Agreement nor make any Loan to the Borrower unless MOA agreed to the terms and provisions of this
Article VI and the Lender is materially relying upon the terms and provisions of this Article VI in doing so.

                                 ARTICLE VII

                            AFFIRMATIVE COVENANTS

         As long as any of the Obligations or any portion of the Commitment remains outstanding, unless the Lender otherwise consents in writing, the Borrower agrees with the Lender that:

         7.1. Compliance with Laws, Etc. The Borrower shall comply, and shall cause each of its Operating Lessees to comply in all material respects with all Requirements of Law, Contractual Obligations, commitments, instruments, licenses, permits and franchises, including, without limitation, all Permits.

         7.2. Conduct of Business. The Borrower shall (a) conduct in all material respects, and shall take all reasonable steps to cause each of its Operating Lessees to conduct in all material respects, its business in the ordinary course; and (b) perform and observe in all material respects, and take all reasonable steps to cause each of its Operating Lessees to perform and observe in all material respects, all the terms, covenants and conditions required to be performed and observed by it under its Contractual Obligations (including, without limitation, to pay all rent and other charges payable under any lease and all debts and other obligations as the same become due), and do, and shall take all reasonable steps to cause its Operating Lessees to do, all things necessary to preserve and to keep unimpaired its rights under such Contractual Obligations.

         7.3. Payment of Taxes, Etc. The Borrower shall pay and discharge, and shall take all reasonable steps to cause each of its Operating Lessees to pay and discharge, before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings, if adequate reserves therefor reasonably acceptable to the Lender have been established by the Borrower.

         7.4. Maintenance of Insurance. The Borrower shall maintain, or shall take all reasonable steps to cause the Operating Lessees to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and as otherwise satisfactory to the Lender, in its sole judgment exercised reasonably, and, in any event, all insurance required by any Collateral Document. All such insurance shall name the Lender as additional insured or loss payee, as the Lender shall determine. The Borrower will furnish to the Lender from time to time such information as may be reasonably requested as to such insurance.

         7.5. Preservation of Existence; Single Purpose Entity. The Borrower shall preserve and maintain, and shall take all reasonable steps to cause each of its Operating Lessees to preserve and maintain, its existence and its rights (charter and statutory) and franchises. The Borrower shall preserve and maintain its status as a Single Purpose Entity and comply with the terms and provisions set forth in Section 5.1(k).

         7.6. Access. The Borrower shall upon reasonable advance notice, at any reasonable time and from time to time, permit the Lender, or any agents or representatives of the Lender, to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each of its Operating Lessees, (b) visit the properties of the Borrower and each of its Operating Lessees, (c) discuss the affairs, finances and accounts of the Borrower and each of its Operating Lessees with any of their respective officers or directors, and (d) communicate directly with the Borrower's independent certified public accountants. The Borrower shall authorize its independent certified public accountants to disclose to the Lender any and all financial statements and other information of any kind, including, without limitation, copies of any management letter, or the substance of any oral information that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any of its Operating Lessee.

         7.7. Keeping of Books. The Borrower shall keep, and shall take all reasonable steps to cause each of its Operating Lessees to keep, proper books of record and account, in accordance with GAAP, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Operating Lessee.

         7.8. Maintenance of Properties, Etc. The Borrower shall maintain and preserve, and shall take all reasonable steps to cause each of its Operating Lessees to maintain and preserve, (i) all of its Approved Motel Facilities in good working order and condition, and (ii) all rights, permits, licenses, approvals and privileges (including, without limitation, all Permits) which are necessary in the conduct of its business.

         7.9. Performance and Compliance with Other Covenants. The Borrower shall perform and comply with in all material respects, and shall take all reasonable steps to cause each of its Operating Lessees to perform and comply with, each of the covenants and agreements set forth in any Contractual Obligation to which it or any of Operating Lessee is a party.

         7.10. Application of Proceeds. The Borrower shall use the entire amount of the proceeds of the Loans as provided in Section 2.14.

         7.11.  Financial Statements.  The Borrower shall furnish to the
Lender:

         (a) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, a balance sheet of the Borrower as of the end of such quarter and consolidated statements of income, retained earnings and cash flow of the Borrower for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, all prepared in conformity with GAAP and certified by the chief financial officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower at such date and for such period, subject to normal year-end audit adjustments, together with (i) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto, and (ii) a written discussion and analysis by the management of the Borrower of the financial statements furnished in respect of such Fiscal Quarter;

         (b) as soon as available and in any event within 90 days after the end of each Fiscal Year, a balance sheet of the Borrower as of the end of such year and consolidated statements of income, retained earnings and cash flow of the Borrower for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such financial statements, without qualification as to the scope of the audit or as to the Borrower being a going concern by an independent public accountants of recognized national standing, together with
(i) a certificate of such accounting firm stating that in the course of the regular audit of the business of the Borrower, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) a written discussion and analysis by the management of the Borrower of the financial statements furnished in respect of such Fiscal Year;

         (c) as soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year, in each case of any Operating Lessee, consolidated balance sheets and statements of income and cash flow in respect of such Operating Lessee for such fiscal quarter, all prepared in conformity with GAAP and certified by the chief financial officer or chief accounting officer (or such officer's authorized designee) of the Operating Lessee, duly authorized, as fairly presenting the consolidated financial conditions and results of operations of such Operating Lessee at such date and for such period, subject to normal year-end adjustments, together with a certificate of said officer stating that no Default or Event of Default has occurred and is continuing under the relevant operating Lease(s) (said certification, the "Financial Officer's Certificate");

         (d) as soon as available, and in any event within 90 days after the end of each fiscal year of any operating Lessee, consolidated balance sheets and statements of income, retained earnings and cash flow in respect of such Operating Lessee for such fiscal year, all prepared in conformity with GAAP and certified without qualification as to the scope of the audit by independent public accountants of recognized national standing, together with a Financial Officer's Certificate; and

         (e) within forty-five (45) days after the end of each Fiscal Quarter, an unaudited operating statement in respect of each Approved Motel Facility, including occupancy percentages and average rate, accompanied by a Financial Officer's Certificate.

         Notwithstanding the foregoing: (a) the financial statements required to be delivered by each Operating Lessee to the Borrower pursuant to the respective Operating Lease may be delivered by the Borrower to the Lender in lieu of the statements required pursuant to Sections 7.11(c), (d) and (e) hereof so long as the respective Operating Lease is in full force and effect; and (b) the Borrower shall not be deemed in default of the provisions of
Section 7.11(c), (d), or (e) hereof if an Operating Lessee fails to deliver the respective financial statements to the Borrower provided that the Borrower enforces its rights and remedies under the respective Operating Lease in order to compel delivery of same.

         7.12.  Reporting Requirements.  The Borrower shall furnish to the
Lender:

         (a) prior to any Asset Sale, a notice (i) describing the Approved Motel Facility being sold and (ii) stating the estimated Asset Sales Proceeds in respect of such Asset Sale;

         (b) as soon as available and in any event within 30 days prior to the end of each Fiscal Year, an annual budget of the Borrower for the succeeding Fiscal Year, displaying on a quarterly basis anticipated balance sheets, forecasted capital expenditures, working capital requirements, rent revenues, contributions by Operating Lessees to any interest income, net income, cash flow and sales, all on a consolidated basis;

         (c) promptly and in any event within 30 days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a written statement of the chief financial officer or other appropriate officer of the Borrower describing such ERISA Event or waiver request and the action, if any, which the Borrower and/or ERISA Affiliates propose to take with respect thereto and a copy of any notice filed by or with the PBGC, DOL or the IRS pertaining thereto;

         (d) promptly and in any event within 10 days after receipt thereof, a copy of any adverse notice, determination letter, ruling or opinion the Borrower or any ERISA Affiliate receives from the PBGC, DOL or IRS with respect to any Plan or Pension Plan;

         (e) promptly after the commencement thereof, notice of all material actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the Borrower, or any Operating Lessee (subject to the Borrower having received notice or knowledge thereof);

         (f) promptly and in any event within five (5) Business Days after the Borrower becomes aware of the existence of (i) any Default or Event of Default, (ii) any material default under any Operating Lease, Franchise Agreement or any Contractual Obligation which is material to the business, prospects, operations or financial condition of the Borrower, or (iii) any Material Adverse Change or any event, development or other circumstance which has reasonable likelihood of causing or resulting in a Material Adverse Change, telephonic or telecopied notice in reasonable detail specifying the nature of such Default, Event of Default, breach, non-performance, default, event, development or circumstance, including, without limitation, the anticipated effect thereof, which notice (if by telephone) shall be promptly confirmed in writing within five days;

         (g) promptly and in any event within five days of the Borrower learning of any of the following, written notice to the Lender of any of the following:

              (i) the Release or threatened Release of any Hazardous Material on or from any property owned, operated or leased by the Borrower and any written order, notice, permit, application or other written communication or report received by the Borrower or any Operating Lessee in connection with or relating to any such Release or threatened Release;

              (ii) any notice or claim to the effect that the Borrower or any Operating Lessee is or may be liable to any Person as a result of the Release or threatened Release of any Hazardous Material into the environment;

              (iii) receipt by the Borrower or any Operating Lessee of notification that any real or personal property of the Borrower or is subject to an Environmental Lien;

              (iv) any Remedial Action taken by the Borrower, any Operating Lessee or any other Person in response to any Hazardous Material on, under or about any real property owned, operated or leased by the Borrower;

              (v) receipt by the Borrower or any Operating Lessee of any notice of violation of, or knowledge by the Borrower or any Operating Licensee that there exists a condition which may result in a violation by the Borrower, or any Operating Lessee of any Environmental Law; or

              (vi) the commencement of any judicial or administrative proceeding or investigation alleging a violation of any Environmental Law.

         (h) upon written request by the Lender, a report providing an update of the status of any Environmental Claim, Remedial Action or any other issue identified in any notice or report required pursuant to Section 7.12(g);

         (i) promptly, such additional financial and other information respecting the financial or other condition of the Borrower or any Operating Lessee, or the status or condition of any real property owned or leased by the Borrower or the operation thereof which the Borrower is entitled to or can otherwise reasonably obtain, as the Lender may from time to time reasonably request; and

         (j) such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any Operating Lessee as the Lender may from time to time reasonably request.

         7.13. Leases and Operating Leases. The Borrower shall: (i) comply in all material respects with all of their respective obligations under all Operating Leases; (ii) not modify, amend, cancel, extend or otherwise change in any materially adverse manner any of the terms, covenants or conditions of any Operating Leases; (iii) provide the Lender with a copy of each notice of default under any operating Leases received by the Borrower immediately upon receipt thereof and deliver to the Lender a copy of each notice of default sent by the Borrower under any Operating Lease simultaneously with its delivery of such notice under such Operating Lease; (iv) notify the Lender, not later than 30 days prior to the date of the expiration of the term of any Operating Lease, of the Borrower's intention either to renew or to not renew any such Operating Lease, and, if the Borrower intends to renew such Lease, the terms and conditions of such renewal; (v) maintain each Operating Lease in full force and effect in all material respects and enforce the material obligations of the Operating Lessee thereunder, in a timely manner; and (vi) promptly notify the Lender of an Operating Lessee's intention to exercise its rights under the Operating Lease to acquire an Approved Motel Facility.

         7.14. Employee Plans. (a) For each Plan and any related trust hereafter adopted or maintained by a Borrower or any Subsidiary of the Borrower or any of its ERISA Affiliates intended to qualify under Code Section 125, 401 or 501, the Borrower shall (i) seek, and cause such of its ERISA Affiliates to seek, and receive determination letters from the IRS to the effect that such plan is so qualified; and (ii) cause such plan to be so qualified.

         (b) With respect to each welfare benefit plan, as defined in Section 3(1) of ERISA, hereafter adopted or maintained by any Borrower or any ERISA Affiliate, Borrower shall comply, or cause each of its ERISA Affiliates to comply, with the notice and continuation coverage requirements of Section 4980B of the IRC and the regulations thereunder in all material respects.

         7.15. Fiscal Year. The Borrower shall maintain as its Fiscal Year the twelve month period ending on December 31 of each year.

         7.16. Environmental Matters. (a) The Borrower shall comply, with respect to Motel Facilities only, and shall take all reasonable steps to cause each Operating Lessee to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect.

         (b) If the Lender at any time has a reasonable basis to believe that there may be a material violation of any Environmental Law by Borrower or any of its operating Lessees related to any Approved Motel Facility, or real property adjacent thereto, then Borrower agrees, upon request from the Lender, to provide the Lender, at Borrower's expense, with such reports, certificates, engineering studies or other written material or data as the Lender may reasonably require so as to reasonably satisfy the Lender that Borrower or such Operating Lessee is in material compliance with all applicable Environmental Laws. Furthermore, the Lender shall have the right upon prior notice (except in the case of an emergency) to inspect during normal business hours any real property owned, operated or leased by Borrower if at any time the Lender has a reasonable basis to believe that there may be such a material violation of Environmental Law.

         (c) With respect to each Approved Motel Facility, the Borrower shall, and shall take all reasonable steps to require each Operating Lessee to, take such Remedial Action or other action as required by Environmental Laws, as any Governmental Authority requires, except to the extent contested in good faith and by proper proceedings, or as is appropriate and consistent with good business practice.

         7.17. Maintenance of Reserves/Operating Lease. (a) The Borrower shall cause each Operating Lessee to maintain adequate fixture and equipment reserves in respect of each Approved Motel Facility pursuant to the terms of the Operating Lease and/or Franchise Agreement relating thereto and if requested by the Lender shall furnish the Lender with copies of any reports, statements or other information to be supplied to the Borrower pursuant to any Operating Lease or Franchise Agreement for any Approved Motel Facility. The Borrower shall not commingle, or permit the commingling of, other funds with the funds in such reserves except to the extent permitted by the Operating Lease or Franchise Agreement.

         (b) The Borrower shall hold the operating Lease Reserve in accordance with the terms and provisions of the Operating Lease.

         7.18. Casualty and Condemnation. All proceeds of any casualty and Condemnation in respect of any Approved Motel Facility shall be paid to the Lender and applied by the Lender as set forth in the Mortgage.

         7.19. Further Assurances. At any time upon the request of the Lender, the Borrower will, promptly and at its expense, execute, acknowledge and deliver such further documents and do such other acts and things as the Lender may reasonably request to provide for payment of the Loans made hereunder and interest thereon in accordance with the terms of this Agreement.

                                 ARTICLE VIII

                              NEGATIVE COVENANTS

         As long as any of the Obligations or any portion of the Commitment remains outstanding, without the written consent of the Lender, the Borrower agrees with the Lender that:

         8.1. Liens, Etc. The Borrower shall not create or suffer to exist, and shall take all reasonable steps to not permit any of the Operating Lessees to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Operating Lessees to assign, any right to receive income therefrom, except for the following:

         (a)  Liens created pursuant to the Loan Documents;

         (b) Liens arising by operation of law in favor of materialmen, mechanics, warehousemen, carriers, lessors or other similar Persons incurred by the Borrower in the ordinary course of business which secure its obligations to such Person; provided, however, that the Borrower is not in default with respect to such payment obligation to such Person, (except with respect to such Liens which the Borrower is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision reasonably satisfactory to the Lender is made for the payment thereof);

         (c) Liens (excluding Environmental Liens) securing taxes, assessments or governmental charges or levies; provided, however, that the Borrower is not in default in respect of any payment obligation with respect thereto unless the Borrower is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision reasonably satisfactory to the Lender is made for the payment thereof; and

         (d) Any Lien securing the renewal, extension or refunding of any Indebtedness or other Obligation secured by any Lien permitted by this Section
8.1 provided that such renewal, extension or refunding is otherwise permitted by this Agreement and the amount of such Indebtedness or other Obligation secured by such Lien and the assets subject to such Lien are not increased.

         (e)  Liens to the extent permitted under Section 8.2(a) hereof.

         8.2. Indebtedness. (a) The Borrower shall not create, incur or suffer to exist, any Indebtedness, or incur, assume, endorse, be or become liable for, or guarantee, directly or indirectly, or permit or suffer to exist, any Contingent Obligation, except:

              (i) Indebtedness and Contingent Obligations in respect of the Obligations evidenced by a Loan
    Document;

              (ii) current liabilities in respect of taxes, assessments and governmental charges or levies incurred, or claims for labor, materials, inventory, services, supplies and rentals incurred, or for goods or services purchased, in the ordinary course of business consistent with the past practice of the Borrower; and

              (iii) other secured and unsecured Indebtedness and Contingent Obligations provided, however that: (a) the aggregate amount of such other Indebtedness and Contingent Obligations shall not exceed $10,000,000; (b) any pledges, guaranties or other Indebtedness or Contingent Obligations by Borrower in respect of construction financing to be incurred by Motel Developer for the payment of Approved Construction Costs shall be unsecured;
(c) the terms and provisions of the loan documents and the lender in respect of such other Indebtedness or Contingent Obligations are approved by the Lender (which such approval shall not be unreasonably withheld or delayed); and (d) if any other such Indebtedness or Contingent Obligations is secured by any Approved Motel Facility or any other collateral securing the Loans, then:
(x) the Lender, shall have the right to receive notice of and to cure any defaults in respect of any such other Indebtedness or Contingent Obligation; and (y) any rights pursuant to such Indebtedness or Contingent Obligation to foreclose upon or in any manner realize upon and Approved Motel Facility or any other collateral shall be subject to the consent of the Lender which consent may be withheld in the sole and absolute discretion of the Lender.

              (b) The Borrower shall not cancel any claim or Indebtedness owed to it except for adequate consideration and in the ordinary course of business.

         8.3. Lease Obligations. The Borrower shall not become or remain liable as lessee or guarantor or other surety with respect to any lessee's interest under any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired.

         8.4. Asset Sales/Refinancings. (a) Except with respect to the Operating Leases and except as expressly permitted in this Section 8.4, the Borrower shall not sell, convey, transfer, lease, pledge, encumber or otherwise dispose of all or substantially all of its assets or properties, and shall not (nor permit the Managing Member to), (i) merge with any Person, or
(ii) consolidate with any Person.

         (b) The Borrower shall not enter into, consummate or suffer to exist any Asset Sale except an Asset Sale as permitted pursuant to Section 8.4(c) below. The Borrower shall not be permitted to enter into or consummate any refinancing with respect to any Loan except a Refinancing as permitted pursuant to Section 8.4(c) below.

         (c) The Borrower shall not effect, enter into, consummate or suffer to exist any Asset Sale or Refinancing during the Lockout Period. The Borrower may effectuate an Asset Sale or Refinancing after the Lockout Period. In the event of an Asset Sale after the expiration of the Lockout Period, the Borrower shall forthwith prepay the respective Loan secured by the respective Approved Motel Facility upon receipt by the Borrower of the proceeds relating thereto, together with accrued interest to the date of such prepayment on the principal amount prepaid and a sum equal to the Yield Maintenance Amount (if any). The balance of any Asset Sale Proceeds shall then be applied as follows: (i) first, to payment of the Operating Lease Reserve; (ii) second, to payment to MOA of the MOA Equity Contribution in respect of such Approved Motel Facility, to the extent MOA has not been previously otherwise reimbursed therefor; (iii) third, to repayment of the Senior Tranche, then the Mezzanine Tranche and then the Earnout Tranche (to be applied within each tranche, however, to each of the Approved Motel Facilities on a pro rata basis or as otherwise reasonably determined by the Lender and approved by the Borrower (which approval shall not be unreasonably withheld or delayed and shall be deemed given if the Borrower fails to respond within ten (10) days after request thereof)); and (iv) fourth, to the Borrower to be applied and distributed by the Borrower in accordance with the Operating Agreement. Upon the payment of Asset Sale Proceeds as set forth in this Section 8.4(c), the Lender shall release the respective Approved Motel Facility and the other Collateral in respect of such Approved Motel Facility from the Lien of the Loan Documents.

         (d) In the event of a Refinancing after the Lockout Period, the Borrower shall simultaneously upon the closing of any Refinancing: (i) convey the respective Approved Motel Facility to another party; and (ii) prepay the respective Loan secured by the Approved Motel Facility upon receipt by the Borrower of the proceeds of the Refinancing relating thereto, together with:
(1) accrued interest to the date of such prepayment on the principal amount prepaid; (2) a sum equal to the Yield Maintenance Amount (if any); and (3) a payment equal to fifteen percent (150%) of the Loan prepaid which shall be applied by the Lender to repayment of the Senior Tranche, then the Mezzanine Tranche and the Earnout Tranche (to be applied within each tranche, however, to each of the Approved Motel Facilities on a pro rata basis or as otherwise reasonably determined by the Lender and approved by the Borrower (which approval shall not be unreasonably withheld or delayed and shall be deemed given if the Borrower fails to respond within ten (10) Business Days after request thereof)). The balance of the proceeds of the Refinancing (if any) shall be applied and distributed by the Borrower in accordance with the Operating Agreement.

         (e) In the event an Operating Lessee exercises its option to purchase an Approved Motel Facility as set forth in its Operating Lease, the Borrower may provide the purchase money financing in connection therewith as set forth in said Operating Lease (each such financing by the Borrower, a "Purchase Money Loan"), provided, however, that: (i) ten (10) Purchase Money Loans may be provided by the Borrower provided such Money Purchase Loans shall provide for an interest rate of not less than nine and one-half percent (9 1/2%) per annum, a maturity of seven (7) years, monthly principal payments sufficient to fully liquidate the Purchase Money Loan in twenty (20) years and shall not permit any prepayment until the last six (6) months of the term of the respective Purchase Money Loan; (ii) ten (10) additional Purchase Money Loans may be provided by the Borrower on the same terms set forth in the immediately preceding clause (i) provided that simultaneously with making such Purchase Money Loans, MOA shall acquire such Purchase Money Loans from the Borrower at par, (iii) Purchase Money Loans may be provided by the Borrower in all cases provided that the amount of such Purchase Money Loans shall not be more than sixty-five percent (65%) of the value of the respective Approved Motel Facility as reasonably determined by the Lender and the Borrower (and if the parties cannot agree, pursuant to an appraisal), the PML DSCR of the respective Approved Motel Facility on a trailing twelve (12) month basis as of the date of the acquisition is not less than 1.50:1.0, and, each Purchase Money Loan shall provide for an interest rate per annum not less than the PMM Rate, a maturity of seven years, monthly principal payments sufficient to fully amortize the Purchase Money Loan in twenty (20) years and shall not permit any prepayment until the last six (6) months of the term of the respective Purchase Money Loan ; (iv) regardless of the amount of the Purchase Money Loan and the amount of proceeds paid to the Borrower in excess of such Purchase Money Loan, the Borrower shall prepay to Lender the respective Loan secured by the respective Approved Motel Facility upon the acquisition thereof by the operating Lessee, together with accrued interest to the date of such prepayment on the principal amount prepaid and a sum equal to the Yield Maintenance Amount (if any); and (v) the balance of any proceeds (including any proceeds from the sale of the Approved Motel Facility which are in excess of the respective Purchase Money Loan and any proceeds from the pledging and or sale of the respective Purchase Money Loan), after payment of the items set forth in the immediately preceding clause (iv) hereof, shall be applied as set forth in clauses (i), (ii), (iii) and (iv) of Section 8.4(c) hereof.

         (f) The Borrower shall not sell, pledge, assign or in any way encumber any interest of Borrower in any Purchase Money Loan unless (1) all proceeds from any such sale, pledge, assignment or encumbrance of any Purchase Money Loan (after deducting all customary costs and expenses incurred in connection with such sale, pledge, assignment or encumbrance) are applied as set forth in clauses (i), (ii), (iii) and (iv) of Section 8.4(c); (2) in the event any pledge or other encumbrance is granted with respect to a Purchase Money Loan, then the Borrower shall convey the respective Purchase Money Loan to another party; and (3) if the proceeds derived from a pledge or encumbrance of a Purchase Money Loan are less than the amount of the Purchase Money Loan, the holder of the Purchase Money Loan shall grant to the Lender a lien in respect of the Purchase Money Loan in the amount of such deficiency and shall execute such documents as are reasonably required by the Lender to evidence and perfect the Lender's lien therein. In addition to the foregoing, the Borrower shall not sell a Purchase Money Loan to another party unless the Borrower provides the Lender with a right of first refusal as follows: (i) in the event the Borrower intends to offer for sale one or more of the Purchase Money Loans, the Borrower shall give notice to Lender of the terms and conditions of each such sale (the "ROFR Notice"); (ii) within twenty (20) days after receipt of the ROFR Notice, the Lender shall have the right to elect, by notice to the Borrower, to purchase the respective Purchase Money Loans in accordance with the terms and provisions set forth in the ROFR Notice; and
(iii) if the Lender does not elect to purchase the Purchase Money Loans within said twenty (20) day period (it being agreed that failure by the Lender to respond to the ROFR Notice within said twenty (20) day period shall be deemed to constitute Lender's election not purchase of said Purchase Money Loans), then the Borrower may proceed with the sale of the respective Purchase Money Loans in accordance with the terms and provisions set forth in the ROFR Notice, it being specifically agreed and understood, however, that if the Borrower fails to complete such sale within ninety (90) days after the date the ROFR Notice is received by the Lender, then the Lender shall thereafter continue to have a right of first refusal in connection therewith and Borrower shall, prior to any sale of such Purchase Money Loans, again comply with the terms and provisions of the aforesaid clauses (i), (ii) and (iii) of this
Section 8.4(f).

         8.5. Investments. The Borrower shall not, directly or indirectly, make or maintain any loan or advance to any Person or own, purchase or otherwise acquire, any Stock, Stock Equivalents, other equity interest, obligations or other securities of, or all or substantially all of the assets of, any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, or enter into any joint venture or partnership with, or make or maintain, any capital contribution to, or otherwise invest in, any Person.

         8.6. Change in Nature of Business or Organizational Documents. (a) The Borrower shall not make any material change in the nature or conduct of its business as carried on at the date hereof.

         (b) The Borrower shall not amend in any material respect the Operating Agreement.

         8.7. Modification of Material Agreements. The Borrower shall not, and shall not permit any of the Operating Lessees to alter, amend, modify, rescind, terminate, supplement or waive in any material respect any of their respective rights under, or fail to comply in all material respects with, any of its material obligations arising under any Operating Lease or Franchise Agreement.

         8.8. Accounting Changes. The Borrower shall not make any change in accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or law and disclosed to the Lender.

         8.9. Transactions with Affiliates. The Borrower shall not enter into any transaction directly or indirectly with or for the benefit of any Affiliate of the Borrower (including, without limitation, employment contracts or contracts involving the payment of management or consulting fees, guaranties and assumptions of obligations of any such Affiliate) except for:
(a) transactions in the ordinary course of business (not including brokerage, financial advisory and other such advisory services) on a basis no less favorable to the Borrower as would be obtained in a comparable arm's length transaction with a Person not an Affiliate; (b) salaries and other employee compensation and benefits to officers or directors of the Borrower commensurate with current compensation and benefit levels; (c) the purchase of supplies to be used in the operation of the Approved Motel Facilities, provided, however, that the cost of such supplies to be paid by the Borrower shall not exceed the greater of (i) the market cost for such supplies as would be paid in an arms length transaction with a third party, and (ii) 106% of the actual cost paid by such Affiliate for the respective supplies; and (d) transactions expressly permitted pursuant to this Agreement.

         8.10. Environmental Matters. (a) The Borrower shall not, and shall not permit any of the Operating Lessees, or, to the extent practicable, any other Person to dispose of any Hazardous Material by placing it in or on the ground or waters of any property owned, operated or leased by the Borrower, except as in compliance with all applicable Environmental Laws currently and hereinafter in effect.

         (b) The Borrower shall not, and shall not permit any of the Operating Lessees, or, to the extent practicable, any other Person to, dispose or to arrange for the disposal of any Hazardous Material on any property owned, operated or leased by any other Person, except as in compliance with all applicable Environmental Laws currently and hereinafter in effect.

         8.11. Membership Interests. The Borrower shall not permit the transfer, sale, pledge or encumbrance of any membership interests in the Borrower which would cause MOA (and/or affiliates of MOA) to hold less than 51% of the membership interests of the Borrower in the aggregate.

         8.12.  Cash Flow.  Except as otherwise permitted pursuant to Section
8.4 hereof, no income and cash flow received by the Borrower shall be distributed to the members of the Borrower, it being specifically agreed and understood that any such income and cash flow shall be reinvested into the operations of the Borrower's business (including funding the costs of acquiring Approved Motel Facilities). The Borrower shall not, and shall not permit any operating Lessee, to pledge or assign any of the income or cash flow related to an Approved Motel Facility.

         8.13. ERISA. Neither Borrower nor any ERISA Affiliate shall acquire any new ERISA Affiliate that (i) maintains or has an obligation to contribute to a Pension Plan other than a Multiemployer Plan that has an "accumulated funding deficiency," as defined in Section 302 of ERISA; or (ii) has an obligation to contribute to a Multiemployer Plan where its share of any "unfunded vested benefits," as defined in Section 4006(a)(3)(E)(iii) of ERISA equals or exceeds [$1,000,000]. Additionally, neither Borrower nor any ERISA Affiliate shall (i) terminate any Pension Plan where such termination could reasonably be anticipated to result in liability to Borrower; (ii) permit any accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA, to be incurred with respect to any Pension Plan; (iii) fail to make any contributions or fail to pay any amounts due and owing as required by the terms of any Plan before such contributions or amounts become delinquent; (iv) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan; or (v) at any time fail to provide Lender with copies of any Plan documents or governmental reports or filings, if reasonably requested by Lender; such that the liability under any of (i) through (v) above, or any combination thereof, equals or exceeds [$1,000,000].

                                  ARTICLE IX

                              EVENTS OF DEFAULT

         9.1. Events of Default. Each of the following events shall be an Event of Default:

         (a) The Borrower shall fail to pay any principal (including, without limitation, mandatory prepayments of principal) of, or interest on, any Loan, any fee, any other amount due hereunder or under the other Loan Documents or other of the Obligations when the same becomes due and payable if such failure under this clause (a) shall remain unremedied for five (5) days after the date on which written notice thereof shall have been given to the Borrower by the Lender; or

         (b) (i) Any representation or warranty made or deemed made by the Borrower in any Loan Document or by the Borrower (or any of its officers) in writing in connection with any Loan Document shall prove to have been incorrect in any material respect when first made or deemed made; or (ii) any representation or warranty made or deemed made by the Borrower in any Loan Document or by the Borrower (or any of its officers) in writing in connection with any Loan Document shall become incorrect in any material respect after the date when first made or deemed made and (with respect to this clause (ii)) the existence of one or more of such incorrect representations or warranties shall constitute a Material Adverse Change; or

         (c) The Borrower shall fail to perform or observer any other term, covenant or agreement contained in this Agreement or in any Collateral Document, or in any other Loan Document if such failure under this clause (c) shall remain unremedied for thirty (30) days after the date on which written notice thereof shall have been given to the Borrower by the Lender except that if such failure cannot be cured within such thirty (30) day period, the Borrower shall be given further time to cure such failure if the Borrower commences to cure such failure within such thirty (30) day period and continuously and diligently proceeds to complete such cure; provided, however, that in no event shall the time to cure a default under this clause (c) exceed, in the aggregate, 120 days; or

         (d) The Borrower shall fail to pay any principal of or premium or interest on any Indebtedness of the Borrower (excluding Indebtedness evidenced by the Notes) beyond the period of grace (not to exceed 30 days), if any, with respect thereto (whether the same becomes due and payable by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall become or be declared to be due and payable, or the Borrower shall be required to repurchase or offer to repurchase such Indebtedness prior to the stated maturity thereof; or

         (e) The Borrower or MOA shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Borrower or MOA seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against the Borrower or MOA (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceedings shall occur; or the Borrower or MOA shall take any action to authorize any of the actions set forth above in this subsection (e); or

         (f) One or more judgments or orders for the payment of money in an aggregate amount in excess of $500,000 to the extent not fully covered (except to the extent of any deductible) by insurance shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (g)  An ERISA Event shall occur; or

         (h) The Borrower shall have entered into any consent or settlement decree or agreement or similar arrangement with an Governmental Authority or any judgment, order, decree or similar action shall have been entered against the Borrower or in any case based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Hazardous Material; or

         (i) Any material provision of any Collateral Document after delivery thereof shall for any reason cease to be valid and binding on the Borrower (or
MOA), or the Borrower (or MOA) shall so state in writing; or

         (j) Any Collateral Document shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby or such Lien shall cease to be a perfected and first priority Lien, or the Borrower shall so state in writing; or

         (k)  There shall occur a Material Adverse Change; or

         (l) The Borrower shall default in any material respect in the observance or performance of any material provision of an Operating Lease.

         9.2. Remedies. If there shall occur and be continuing any Event of Default, the Lender (i) may by notice to the Borrower, declare the obligation of the Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) may by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts and Obligations together with any Yield Maintenance Amount which may be payable (to the extent permitted by applicable law), shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Event of Default specified in subparagraph (e) above, (A) the obligation of the Lender to make Loans shall automatically be terminated and
(B) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Lender may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

                                  ARTICLE X

                                MISCELLANEOUS

         10.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         10.2. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including, without limitation, telegraphic, telex, telecopy or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered by hand:

If to the Borrower, at its address at:

         TAD Properties, L.L.C.
         701 Lee Street
         Suite 100
         Des Plaines, Illinois 60616
         Attention: Daniel Danelli
         Telecopy Number: (847) 803-1264

with a copy to:

         Donovan Leisure Newton & Irvine
         30 Rockefeller Plaza, 40th Floor
         New York, New York 10112
         Attention:  Frank W. Cuiffo, Esq.
         Telecopy Number: (212) 632-3321

If to the Lender, at its address at

         CS First Boston Mortgage Capital Corp.
         11 Madison Avenue
         5th Floor
         New York, New York 10010
         Attention:  Mr. Marc Warren, Director
         Telecopy Number: (212) 325-8163

with a copy to:

         Weil Gotshal & Manges LLP
         767 Fifth Avenue
         New York, New York 10153
         Attention: Fred Weber, Esq.
         Telecopy Number: (212) 310-8007

or, as to the Borrower or the Lender, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, cabled or delivered, be effective three (3) Business Days after being deposited in the mails, delivered to the telegraph company, confirmed by telex answerback, telecopied with confirmation of receipt, delivered to the cable company or delivered by hand to the addressee, respectively.

         10.3. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         10.4. Costs; Expenses; Indemnities. (a) The Borrower agrees to pay to the Lender or as the Lender may direct (i) on or before the date hereof (and not including any amounts previously paid) the costs and expenses of the Lender in connection with the preparation, execution and delivery of this Agreement, each of the other Loan Documents and each of the other documents to be delivered hereunder and thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel, accountants, appraisers, consultants or industry experts retained by the Lender with respect thereto, and (ii) on demand, all costs and expenses of the Lender (including, without limitation, the fees and out-of-pocket expenses of counsel, retained by the Lender) in connection with the modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of this Agreement and the other Loan Documents.

         (b) The Borrower agrees to indemnify and hold harmless the Lender and its Affiliates, and the directors, officers, employees, agents, attorneys, consultants and advisors of or to any of the foregoing (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) (each of the foregoing being an "Indemnitee") from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, fees and disbursements of counsel to any such Indemnitee and experts, engineers and consultants and the costs of investigation and feasibility studies) which may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of or based upon or attributable to this Agreement, any other Loan Document, any document delivered hereunder or thereunder, any Obligation, or any act, event or transaction related or attendant to any thereof, including, without limitation, (i) arising from any misrepresentation or breach of warranty under
Section 5.2(h) or any Environmental Claim or any Environmental Lien or any Remedial Action arising out of or based upon anything relating to real property owned, leased or operated by the Borrower (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall not have any obligation under this Section 10.4(b) to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

         (c) The Borrower shall indemnify the Lender for, and hold the Lender harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Lender for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of the Borrower in connection with the transactions contemplated by this Agreement.

         (d) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including, without limitation, pursuant to this Section 10.4) or any other Loan Document shall
(i) survive payment of the Obligations and (ii) inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Loan Document.

         (e) The provisions of this Section 10.4 shall survive any termination of this Agreement.

         10.5. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not the Lender shall have made any demand under this Agreement or any Notes or any other Loan Document and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

         10.6. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

         10.7. Assignments and Participations. (a) The Lender may sell, transfer, negotiate or assign to one or more other financial institutions all or a portion of the Commitment, the Loans owing to it and an interest in the Notes held by it and a commensurate portion of its rights and obligations hereunder and under the other Loan Documents subject to the proviso to subparagraph (c) below.

         (b) The Lender may sell participations to one or more banks or other Persons in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of the Commitment, the Loans owing to it and the Notes held by it). In the event of the sale of any participation by the Lender, (i) the Lender's obligations under the Loan Documents shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Lender shall remain the holder of such Notes and Obligations for all purposes of this Agreement, and (iv) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement.

         (c) Each participant shall be entitled to the benefits of Sections 2.9, 2.10 and 2.13 as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to pay to any participant of any interest of the Lender, under Sections 2.10, 2.12 or 2.14, any sum in excess of the sum which the Borrower would have been obligated to pay Lender in respect of such interest had such assignment not been effected or had such participation not been sold.

         (d) The Borrower shall cooperate with Lender, at no cost or expense to the Borrower, and any other party to whom the Lender may assign or sell participations (or negotiate for such assignment or sale) in all or a portion of the Commitment, the Loans owing to it and an interest in the Notes. Such cooperation on the part of the Borrower shall include but shall not be limited to the execution and delivery of amendments, modifications and/or supplements to one or more Loan Documents, in form and substance as may be required by Lender, at no cost or expense to the Borrower; provided, however, that such amendments, modifications and/or supplements do not materially increase the obligations of the Borrower or materially diminish the rights of the Borrower under the Loan Documents.

         10.8. Governing Law; Severability. This Agreement and the Notes and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         10.9. Submission to Jurisdiction; Service of Process. (a) Any legal action or proceeding with respect to this Agreement or the Notes or any document related thereto may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

         (b) The Borrower irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the borrower at its address provided herein.

         (c) Nothing contained in this Section 10.9 shall affect the right of the Lender or any holder of the Notes to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

         10.10. Section Titles. The Section titles' contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         10.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         10.12. Entire Agreement. This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder embody the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

         10.13. Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement or any other Loan Document, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

         10.14. Enforcement by Borrower. Any obligation of the Borrower under the Loan Documents to enforce the terms and provisions of the Operating Leases or Franchise Agreements shall be deemed to mean that the Borrower take such reasonable actions as are necessary under the applicable circumstances to enforce, preserve and protect the rights and remedies of the Lender in the respective Collateral and of the Borrower with respect to the respective Approved Motel Facility, Franchisor or operating Lessee in question, including, without limitation, the commencement of any actions or proceedings and/or the termination of an Operating Lease or Franchise Agreement. Upon request by the Lender, the Borrower shall: (a) advise the Lender what actions the Borrower has taken with respect to the foregoing obligations hereunder and shall deliver to the Lender any documentation evidencing such actions; and (b) take such other actions with respect to (and consistent with) the foregoing obligations under this Section 10.14 as reasonably requested by the Lender.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

         BORROWER: TAD PROPERTIES, L.L.C.
                        By:  TAD Membership Corp., Managing Member


                        By:
                            Name: Paul F. Wallace
                            Title:     Vice-President


         LENDER:        CS FIRST BOSTON MORTGAGE CAPITAL CORP.


                        By:
                            Name:
                            Title:


MOTELS OF AMERICA, INC. hereby executes this Agreement solely to acknowledge and agree to its obligations under Article VI hereof

MOA:     MOTELS OF AMERICA, INC.


         By:
             Name: Paul F. Wallace
             Title:     Vice President



         IN WITNESS WHEREOF, the parties
hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

         BORROWER: TAD PROPERTIES, L.L.C.


                        By:
                            Name:
                            Title:


         LENDER:        CS FIRST BOSTON MORTGAGE CAPITAL CORP.


                        By:
                            Name: Marc J. Warren
                            Title:     Vice President


MOTELS OF AMERICA, INC. hereby executes this Agreement solely to acknowledge and agree to its obligations under Article VI hereof

MOA:     MOTELS OF AMERICA, INC.


         By:
             Name:
             Title: